Filed Pursuant to Rule 424(b)(3)

Registration No. 333-277103

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 24 DATED AUGUST 24, 2026

TO THE PROSPECTUS DATED APRIL 7, 2025

We are providing this Supplement No. 24 to you in order to supplement our prospectus dated April 7, 2025 (as supplemented to date, the “Prospectus”). This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC.

Before investing in our shares, you should read the entire Prospectus and this supplement, and consider carefully our investment objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this supplement is to disclose the following:

●	the adjusted per share public offering price for each class of our shares;
●	information about our distributions;
●	the Company’s net asset value for the month ended July 31, 2026;
●	certain return information for all outstanding classes of shares;
●	an update to our “Prospectus Summary”;
●	an update to our “Risk Factors” section;
●	an update to our “Conflicts of Interests and Certain Relationships and Related Party Transactions” section;
●	an updated “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Quarterly Report on Form 10-Q, filed on August 6, 2026;
●	an updated “Our Portfolio” section;
●	an update to our “Management” section;
●	an update to our “Compensation of the Manager, the Sub-Manager and the Managing Dealer” section; and
●	our condensed consolidated unaudited financial statements and the notes thereto as of and for the period ended June 30, 2026, as included in our Quarterly Report on Form 10-Q, filed on August 6, 2026.

Public Offering Price Adjustment

On August 24, 2026, the board of directors (the “Board”) approved the new per share public offering price for each share class in this offering. The new public offering prices will be effective as of August 31, 2026 and will be used for the Company’s next monthly closing for subscriptions on August 31, 2026. As of the date of this supplement, all references throughout the Prospectus to the per share public offering price for each share class available in this offering are hereby updated to reflect the new per share public offering prices stated in the table below. The purchase price for Class A, Class T, Class D, and Class I shares purchased under our distribution reinvestment plan will be equal to the net asset value per share for each share class as of July 31, 2026. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in this offering:

	Class A	Class T	Class D	Class I
Public Offering Price, Per Share	$42.82	$41.06	$38.91	$39.55
Selling Commissions, Per Share	$2.57	$1.23
Dealer Manager Fees, Per Share	$1.07	$0.72

We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650.

Declaration of Distributions

The following table supplements the section entitled “Distribution Policy” which begins on page 54 of this Prospectus. On August 24, 2026, the Board declared cash distributions on the outstanding shares of all classes of our common shares based on a monthly record date, as set forth below:

Distribution Record Date	Distribution Payment Date	Declared Distribution Per Share for Each Share Class
		Class FA	Class A	Class T	Class D	Class I	Class S
September 25, 2026	September 28, 2026	$ 0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167

Determination of Net Asset Value for Outstanding Shares for the month ended July 31, 2026

On August 24, 2026, the Board determined the Company’s net asset value per share for each share class in a manner consistent with the Company’s valuation policy, as described under “Determination of Net Asset Value” in this Prospectus. This table provides the Company’s aggregate net asset value and net asset value per share for its Class FA, Class A, Class T, Class D, Class I, and Class S shares as of July 31, 2026 (in thousands, except per share data):

Month Ended July 31, 2026	Class FA	Class A	Class T	Class D	Class I	Class S	Total
Net Asset Value	$160,713	$363,172	$69,848	$115,385	$710,779	$74,182	$1,494,079
Number of Outstanding Shares	3,616	9,269	1,786	2,965	17,972	1,652	37,260
Net Asset Value, Per Share	$44.45	$39.18	$39.11	$38.91	$39.55	$44.91
Net Asset Value, Per Share Prior Month	$44.34	$39.14	$39.06	$38.87	$39.50	$44.81
Increase/Decrease in Net Asset Value, Per Share from Prior Month	$0.11	$0.04	$0.05	$0.04	$0.05	$0.10

The change in the Company’s net asset value per share for each applicable share class for the month ended July 31, 2026 was primarily driven by the increases in the fair value of eleven out of eighteen of the Company’s portfolio company investments. The fair value of six of the Company’s portfolio company investments decreased during the same period. The fair value of one of the Company’s portfolio company investments did not change. As of July 31, 2026, the Company had total assets of approximately $1.54 billion.

Return Information

The following table illustrates year-to-date (“YTD”), trailing 12 months (“1-Year Return”), 3-Year Return, 5-Year Return, Annualized Return Since Inception, and cumulative total returns through July 31, 2026 (“Cumulative Total Return”), with and without upfront sales load, as applicable:

	YTD Return(1)	1-Year Return(2)	3-Year Return(3)	5-Year Return(4)	Annualized Return Since Inception(5)	Cumulative Total Return(5)	Cumulative Return Period
Class FA (no sales load)	5.0%	9.6%	36.2%	60.7%	10.9%	141.0%	February 7, 2018 – July 31, 2026
Class FA (with sales load)	-1.8%	2.5%	27.3%	50.3%	10.1%	125.4%	February 7, 2018 – July 31, 2026
Class A (no sales load)	4.5%	8.5%	32.6%	51.6%	9.9%	119.4%	April 10, 2018 – July 31, 2026
Class A (with sales load)	-4.4%	-0.7%	21.3%	38.7%	8.7%	100.7%	April 10, 2018 – July 31, 2026
Class I	4.3%	8.0%	31.8%	50.8%	10.0%	120.5%	April 10, 2018 – July 31, 2026
Class T (no sales load)	4.1%	7.8%	29.4%	46.9%	9.0%	102.4%	May 25, 2018 – July 31, 2026
Class T (with sales load)	-0.9%	2.7%	23.2%	39.9%	8.3%	92.8%	May 25, 2018 – July 31, 2026
Class D	4.3%	8.2%	31.5%	50.8%	9.4%	107.2%	June 26, 2018 – July 31, 2026
Class S (no sales load)	5.0%	9.5%	36.3%	61.9%	11.9%	103.6%	March 31, 2020 – July 31, 2026
Class S (with sales load)	1.3%	5.7%	31.5%	56.3%	11.2%	96.5%	March 31, 2020 – July 31, 2026

(1) For the period from January 1, 2026 through July 31, 2026.

(2) For the period from August 1, 2025 through July 31, 2026.

(3) For the period from August 1, 2023 through July 31, 2026.

(4) For the period from August 1, 2021 through July 31, 2026.

(5) For the period from the date the first share was issued for each respective share class through July 31, 2026. The Annualized Return Since Inception captures the average annual performance over the return period. It is calculated as a geometric average, meaning it captures the effects of compounding over time.

Total return is calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. The Company’s performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results. For details regarding applicable sales load, please see the “Plan of Distribution” section in the Company’s Prospectus. Class I and Class D shares have no upfront sales load.

For the seven months ended July 31, 2026, sources of declared distributions on a GAAP basis were as follows:

	Seven Months Ended July 31, 2026
	Amount (in 000s)	% of Total Distributions Declared
Net investment income[1]	$12,977	49.2%
Net realized gains	⸺	⸺ %
Distributions in excess of net investment income and net realized gains[2]	13,388	50.8%
Total distributions declared	$26,365	100.0%

Cash distributions net of distributions reinvested during the period presented were funded from the following sources:

	Seven Months Ended July 31, 2026
	Amount (in 000s)	% of Cash Distributions Net of Distributions Reinvested
Net investment income before expense support (reimbursement)	$13,783	110.1%
Expense support (reimbursement)	(806)	(6.4)%
Net investment income	$12,977	103.7%
Net realized gains	⸺	⸺ %
Cash distributions net of distributions reinvested in excess of net investment income and net realized gains[2]	⸺	⸺ %
Cash distributions declared net of distributions reinvested[3]	$12,517	100.0%

1 There was no expense support due from the Manager and Sub-Manager for the seven months ended July 31, 2026.

2 Consists of distributions made from offering proceeds for the period presented.

3 For the seven months ended July 31, 2026, excludes $13,848 of distributions reinvested pursuant to our distribution reinvestment plan.

For the years ended December 31, 2025, 2024, 2023, 2022, 2021, 2020, 2019, and 2018 distributions were paid from multiple sources and these sources included net investment income before expense support (reimbursement) of 47.4%, 55.6%, 76.9%, 76.3%, 65.2%, 42.3%, 61.7%, and 85.2%, reimbursable expense support of 2.2%, 0.1%, 0.0%, 0.0%, 0.0%, 33.2%, 23.5% and 11.1%, and offering proceeds of 45.9%, 44.3%, 23.1%, 23.7%, 34.8%, 24.5%, 14.8% and 3.7%, respectively. For the year ended December 31, 2025, 4.5% of distributions were additionally paid from realized gains. If the Company receives additional expense support now or in the future, it will be required to repay expense support to the Manager and Sub-Manager in future periods which may reduce future income available for distributions. For additional information regarding sources of distributions, please see the annual and quarterly reports the Company files with the Securities and Exchange Commission. We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650. The calculation of the Company’s net asset value is a calculation of fair value of the Company’s assets less the Company’s outstanding liabilities.

Prospectus Summary

The following disclosure supersedes and replaces the second paragraph under the section “Prospectus Summary—Q: Who are Levine Leichtman Strategic Capital, LLC and LLCP?” and the third paragraph under the section “Business—The Manager and the Sub-Manager,” which appear on pages 3 and 86, respectively, of the Prospectus.

The Sub-Manager is an affiliate of LLCP. LLCP is an independent private investment firm that has made private capital investments in middle-market companies located primarily in the United States for 42 years. Since its inception in 1984, LLCP and its affiliates have managed approximately $20.6 billion of capital and currently manages approximately $15.0 billion of assets through March 31, 2026. Established in Los Angeles in 1984 by Arthur Levine and Lauren Leichtman, LLCP has expanded geographically with additional offices in New York, Chicago, and Miami in the U.S. and London, Amsterdam, Stockholm, and Frankfurt in Europe. LLCP’s global team of dedicated investment professionals is led by nine partners (“LLCP Senior Executives”) who have worked at LLCP for an average of 20 years. As of March 31, 2026, LLCP had 88 employees, including over 47 dedicated investment professionals.

Risk Factors

The following disclosure supersedes and replaces the section “Risk Factors— The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs, our businesses and their respective other accounts and clients.”, which first appears on page 22 of the Prospectus.

The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs, our businesses and their respective other accounts and clients.

The Manager and the Sub-Manager will experience conflicts of interest in connection with the management of our business affairs relating to the allocation of business opportunities by the Manager, the Sub-Manager and their respective affiliates to us and other clients; compensation to the Manager, the Sub-Manager and their respective affiliates; services that may be provided by the Manager, the Sub-Manager and their respective affiliates to our businesses; co-investment opportunities for us and the allocation of such opportunities to us and other clients of the Manager and the Sub-Manager; the formation of investment vehicles by the Manager or the Sub-Manager; differing recommendations given by the Manager and the Sub-Manager to us versus other clients; the Manager’s and the Sub-Manager’s use of information gained from our businesses for investments by other clients, subject to applicable law; and restrictions on the Manager’s and the Sub-Manager’s use of “inside information” with respect to potential acquisitions by us.

In connection with the services that the Sub-Manager or its affiliates may provide to the businesses we acquire, the Sub-Manager and its affiliates may be paid transaction fees in connection with services customarily performed in connection with the management of such businesses. Any transaction fees received by the Sub-Manager up to $1.5 million to $3.5 million annually (dependent on our total assets at the time of receipt of such transaction fees) will not be shared with us. Any transaction fees charged to businesses in excess of $3.5 million will be paid to us. See “Management—Sub-Management Agreement—Transaction Fees.” Affiliates of the Sub-Manager may charge periodic monitoring or similar fees to our minority equity positions (i.e., businesses in which the company does not own more than 50% of the voting securities) in connection with ongoing monitoring services provided by such affiliates with respect to those businesses. See “Management—Sub-Management Agreement—Monitoring Fees.” Additionally, these fees may be paid before we realize any income or gain. We may also reimburse the Sub-Manager for certain transactional expenses (e.g., research costs, due diligence costs, professional fees, legal fees and other related items) related to businesses that we acquire as well as transactional expenses related to deals that do not close, often referred to as “broken deal costs.” The Manager and the Sub-Manager may face conflicts of interest with respect to services performed for our businesses, on the one hand, and opportunities recommended to us, on the other hand.

Conflicts of Interest and Certain Relationships and Related Party Transactions

The following disclosure supersedes and replaces the twelfth bullet under the sections entitled “Prospectus Summary—Q: What conflicts of interest exist between us, the Manager, the Sub-Manager and their respective affiliates?” and “Conflicts of Interest and Certain Relationships and Related Party Transactions—Conflicts of Interest”, which first appear on pages 6 and 143, respectively, of the Prospectus.

●	Our businesses may pay transaction fees and monitoring fees to the Sub-Manager and its affiliates for services the Sub-Manager or its affiliates provide to them and therefore our shareholders may be indirectly subject to such fees. These fees may be paid before we realize any income or gain. The Manager and the Sub-Manager may face conflicts of interest with respect to services performed for our businesses, on the one hand, and opportunities recommended to us, on the other hand.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026. Unless otherwise defined in this supplement, capitalized terms are defined in such Quarterly Report on Form 10-Q.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 (our “Form 10-Q”). Unless otherwise defined in this prospectus, capitalized terms are defined in such Quarterly Report. All references to Notes or Items are to the audited condensed financial statements as of June 30, 2026, which is incorporated by reference. Please see “Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We are externally managed by the Manager, CNL Strategic Capital Management, LLC, an entity that is registered as an investment adviser under the Advisers Act. The Manager is controlled by CNL Financial Group, LLC, a private investment management firm specializing in alternative investment products. We have engaged the Manager under the Management Agreement pursuant to which the Manager is responsible for the overall management of our activities and sub-managed by the Sub-Manager, Levine Leichtman Strategic Capital, LLC, a registered investment adviser, under the Sub-Management Agreement pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is an affiliate of Levine Leichtman Capital Partners, LLC.

The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisitions and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions.

Since we commenced operations on February 7, 2018, we have acquired equity and debt investments in 19 U.S. and Global middle-market businesses and disposed of one middle-market U.S. business. Our businesses generally have a track record of stable and predictable operating performance, are highly cash flow generative and have management teams who have a meaningful ownership stake in their respective company. As of June 30, 2026, we had eleven investments structured as controlling equity interests in combination with debt positions and seven investments structured as minority equity interests in combination with debt positions. All of our debt investments were current as of June 30, 2026.

We were formed as a Delaware limited liability company on August 9, 2016 and we operate and intend to continue to operate our business in a manner that will permit us to avoid registration under the Investment Company Act. We are not a “blank check” company within the meaning of Rule 419 of the Securities Act. We commenced operations on February 7, 2018.

Our Common Shares Offerings

Public Offerings

On March 7, 2018, we commenced our Initial Public Offering of up to $1.1 billion of shares, which included up to $100.0 million of shares being offered through our distribution reinvestment plan, pursuant to the Initial Registration Statement. On November 1, 2021, we commenced the Follow-On Public Offering of up to $1.1 billion of shares, which included up to $100.0 million of shares being offered through our distribution reinvestment plan, pursuant to the Follow-On Registration Statement upon which the Initial Registration Statement was deemed terminated. On November 1, 2024, we commenced the Second Follow-On Public Offering of up to $1.1 billion of shares, which includes up to $100.0 million of shares being offered through our distribution reinvestment plan, pursuant to the Second Follow-On Registration Statement filed with the SEC. Upon commencement of the Second Follow-On Public Offering, the Follow-On Registration Statement was deemed terminated.

Through the Second Follow-On Public Offering, we are offering, in any combination, four classes of the Non-founder shares. There are differing selling fees and commissions for each share class. We also pay distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offerings (excluding sales pursuant to our distribution reinvestment plan).

Through June 30, 2026, we had received net proceeds from the Public Offerings of approximately $1.2 billion, including approximately $79.9 million received through our distribution reinvestment plan. As of June 30, 2026, the public offering price was $42.64 per Class A share, $40.84 per Class T share, $38.71 per Class D share and $39.46 per Class I share. See Note 7. “Capital Transactions” and Note 13. “Subsequent Events” in Item 1. “Financial Statements” in our Form 10-Q for additional information regarding the Public Offerings, which is incorporated by reference into this supplement.

Through June 30, 2026, we had incurred selling commissions and dealer manager fees of approximately $15.5 million from the sale of Class A shares and Class T shares in the Public Offerings. The Class D shares and Class I shares sold through June 30, 2026, were not subject to selling commissions and dealer manager fees. We also incurred obligations to reimburse the Manager and Sub-Manager for offering costs of approximately $14.0 million based on actual amounts raised through the Public Offerings through June 30, 2026. These offering costs related to the Public Offerings were advanced by the Manager and Sub-Manager, as described further in Note 5. “Related Party Transactions” of Item 1. to our “Financial Statements” in our Form 10-Q, which is incorporated by reference into this supplement.

In July 2026, our board of directors approved new per share public offering prices for each share class in the Second Follow-On Public Offering. The new public offering prices are effective as of July 31, 2026. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Second Follow-On Public Offering:

	Class A	Class T	Class D	Class I
Effective July 31, 2026:
Public Offering Price, Per Share	$42.78	$41.01	$38.87	$39.50
Selling Commissions, Per Share	2.57	1.23	—	—
Dealer Manager Fees, Per Share	1.07	0.72	—	—

Since we commenced operations on February 7, 2018, we have raised total net offering proceeds (including amounts raised from our private offerings and Public Offerings) of approximately $1.4 billion, including approximately $79.9 million received through our distribution reinvestment plan as of June 30, 2026.

Portfolio and Investment Activity

As of June 30, 2026, we had invested in 18 portfolio companies, consisting of equity investments and debt investments. The table below presents our portfolio company investments (in millions):

		As of June 30, 2026
		Equity Investments		Debt Investments(1)
Portfolio Company	Initial Investment Date	Ownership %	Cost Basis	Debt	Interest Rate	Maturity Date	Cost Basis	Total Cost Basis(2)
Lawn Doctor	2/7/2018	61%	$27.6	Second Lien	16.0%	2/7/2030	$15.0	$42.6
Lawn Doctor	6/30/2023	—	—	First Lien	(3)	8/6/2029	29.5	29.5
Polyform	2/7/2018	87	15.6	Secured	16.0	2/7/2028	15.7	31.3
Roundtables	8/1/2019	81	33.5	Second Lien	16.0	7/1/2028	12.1	45.6
Roundtables	11/13/2019	—	—	Secured	8.0	12/31/2028	2.0	2.0
Milton	11/21/2019	13	10.9	Second Lien	15.0	12/19/2030	3.4	14.3
Resolution Economics	1/2/2020	8	7.6	Second Lien	15.0	12/30/2027	2.8	10.4
Blue Ridge	3/24/2020	15	21.0	Second Lien	15.0	12/28/2029	2.6	23.6
HSH	7/16/2020	75	17.3	Secured	15.0	7/16/2027	24.4	41.7
ATA	4/1/2021	75	37.1	Secured	15.0	4/1/2027	37.0	74.1
Clarion	12/9/2021	94	70.3	First Lien	15.0	12/9/2028	22.5	92.8
Vektek	5/6/2022	84	56.9	Second Lien	15.0	11/6/2029	24.4	81.3
Vektek	6/30/2023	—	—	Secured	(3)	5/6/2029	24.3	24.3
TacMed	3/24/2023	95	77.4	Secured	16.0	3/24/2030	29.0	106.4
Sill	10/20/2023	94	100.1	Secured	14.0	10/20/2030	15.9	116.0
USA Water	2/21/2024	5	8.1	Second Lien	16.0	8/20/2031	1.4	9.5
LBR	6/17/2024	8	0.1	Preferred Equity	(4)	n/a	80.5	80.6
LBR	4/24/2025	—	—	PIK Note	3.84% PIK(4)	5/17/2039	17.9	17.9
MAP	7/18/2024	57	61.3	First Lien	15.0	7/18/2031	15.0	76.3
IFPG	6/23/2025	91	93.5	Secured	15.0	6/23/2032	27.5	121.0
Shipley	9/25/2025	3	6.3	Second Lien	16.0	1/24/2033	0.7	7.0
USA Industries	12/11/2025	4	4.2	Second Lien	16.0	6/9/2033	0.8	5.0
			$648.8				$404.4	$1,053.2

FOOTNOTES:

(1)	The note purchase agreements contain customary covenants and events of default. As of June 30, 2026, all of our portfolio companies were in compliance with their respective debt covenants.
(2)	See the Schedule of Investments and Note 3. “Investments” of Item 1. “Financial Statements” for additional information related to our investments, including fair values as of June 30, 2026, included in our Form 10-Q, which is incorporated by reference into this supplement.
(3)	As of June 30, 2026, the senior debt investments in Lawn Doctor and Vektek accrue interest at a per annum rate of SOFR + 4.60%. SOFR at June 30, 2026 was 3.63%.
(4)	PIK income is computed at the contractual rate in each applicable agreement and is accrued and recorded as income and capitalized to the principal balance on the anniversary date, as applicable. PIK Notes accrue income at a per annum rate of 3.84%. Preferred Shares includes three tranches (1) A2, (2) B2 and (3) B3. Preferred Shares tranches B2 and B3 accrue PIK income at a per annum rate of 8.5% and 12.0%, respectively. A2 Preferred Shares accrue PIK income using a 12.0% annual interest rate applied to a notional balance of: (a) the principal balances of the PIK Notes compounded annually at 12.0%, less (b) the 3.84% fixed PIK interest generated from the PIK Notes.

The portfolio companies are required to make monthly interest payments on their debt, with the debt principal due upon maturity. Failure of any of these portfolio companies to pay contractual interest payments could have a material adverse effect on our results of operations and cash flows from operations, which would impact our ability to make distributions to shareholders. See our Form 10-K for the year ended December 31, 2025 for additional information regarding our portfolio companies and their related business activities.

Our Portfolio Companies

The below information regarding our portfolio companies contains a financial measure, Adjusted EBITDA, utilized by management to evaluate the operating performance and liquidity of our portfolio companies that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, or other financial measures determined in accordance with GAAP. We use this non-GAAP financial measure to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our portfolio companies. We present this non-GAAP measure quarterly for our portfolio companies in which we own a controlling equity interest and annually for all of our portfolio companies.

You are encouraged to evaluate the adjustments to Adjusted EBITDA, including the reasons we consider this measure appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future our portfolio companies may incur expenses that are the same as or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that the future results of our portfolio companies will be unaffected by unusual or non-recurring items.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate this non-GAAP measure in the same manner. Because of these limitations and additional limitations described below, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on the GAAP results and using Adjusted EBITDA only as a supplemental measure.

Additionally, we provide our proportionate share of each non-GAAP measure because our ownership percentage of each portfolio company varies. We urge investors to consider our ownership percentage of each portfolio company when evaluating the results of each of our portfolio companies.

Adjusted EBITDA

When evaluating the performance of our portfolio, we monitor Adjusted EBITDA to measure the financial and operational performance of our portfolio companies and their ability to pay contractually obligated debt payments to us. In connection with this evaluation, the Manager and Sub-Manager review monthly portfolio company operating performance versus budgeted expectations and conduct regular operational review calls with the management teams of the portfolio companies.

We present Adjusted EBITDA as a supplemental measure of the performance of our portfolio companies because we believe it assists investors in comparing the performance of such businesses across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance.

We define Adjusted EBITDA as net income (loss), plus (i) interest expense, net, and loan cost amortization, (ii) taxes and (iii) depreciation and amortization, as further adjusted for certain other non-recurring items that we do not consider indicative of the ongoing operating performance of our portfolio companies. These further adjustments are itemized below. Our proportionate share of Adjusted EBITDA is calculated based on our equity ownership percentage at period end.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the ongoing operations of our portfolio companies; and (vi) other companies in similar industries as our portfolio companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Lawn Doctor

As of June 30, 2026 and December 31, 2025, Lawn Doctor, Inc. (“Lawn Doctor”) had total assets of approximately $96.6 million and $97.9 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income of Lawn Doctor for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$14,313	$13,884	$25,298	$25,807

Net income (GAAP)	$1,293	$1,313	$1,755	$2,003
Interest and debt related expenses	1,389	1,417	2,777	2,804
Depreciation and amortization	659	656	1,315	1,306
Income tax expense	484	426	764	778
Adjusted EBITDA (non-GAAP)	$3,825	$3,812	$6,611	$6,891

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$2,334	$2,308	$4,033	$4,204

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 61% of Lawn Doctor.

Polyform

As of June 30, 2026 and December 31, 2025, Polyform Products, Co. (“Polyform”) had total assets of approximately $30.2 million and $30.4 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income (loss) of Polyform for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$5,137	$4,861	$9,642	$9,661

Net income (loss) (GAAP)	$166	$(162)	$(50)	$(258)
Interest and debt related expenses	728	728	1,447	1,448
Depreciation and amortization	470	468	939	936
Income tax expense (benefit)	67	(64)	(17)	(101)
Adjusted EBITDA (non-GAAP)	$1,431	$970	$2,319	$2,025

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,246	$845	$2,020	$1,764

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 87% of Polyform.

Roundtables

As of June 30, 2026 and December 31, 2025, Auriemma U.S. Roundtables (“Roundtables”) had total assets of approximately $61.7 million and $58.1 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income of Roundtables for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$5,106	$4,872	$10,005	$9,609

Net income (GAAP)	$584	$494	$643	$622
Interest and debt related expenses	604	560	1,232	1,196
Depreciation and amortization	526	519	1,040	1,039
Income tax expense	125	139	138	188
Adjusted EBITDA (non-GAAP)	$1,839	$1,712	$3,053	$3,045

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,485	$1,383	$2,466	$2,459

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 81% of Roundtables.

HSH

As of June 30, 2026 and December 31, 2025, Healthcare Safety Holdings, LLC (“HSH”) had total assets of approximately $41.1 million and $40.6 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income of HSH for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$10,875	$8,679	$20,706	$17,812

Net income (GAAP)	$851	$439	$1,593	$885
Interest and debt related expenses	919	936	1,826	1,863
Depreciation and amortization	713	714	1,433	1,427
Income tax expense	255	142	477	287
Adjusted EBITDA (non-GAAP)	$2,738	$2,231	$5,329	$4,462

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$2,040	$1,662	$3,970	$3,325

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 75% of HSH.

ATA

As of June 30, 2026 and December 31, 2025, ATA National Title Group, LLC (“ATA”) had total assets of approximately $80.1 million and $83.8 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net loss of ATA for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$16,128	$15,272	$28,397	$25,958

Net income (loss) (GAAP)	$1,186	$1,057	$(420)	$(1,451)
Interest and debt related expenses	1,500	1,484	2,975	2,928
Depreciation and amortization	1,042	1,051	2,084	2,102
Adjusted EBITDA (non-GAAP)	$3,728	$3,592	$4,639	$3,579

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$2,796	$2,694	$3,479	$2,684

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 75% of ATA.

Clarion

As of June 30, 2026 and December 31, 2025, Clarion Safety Holdings, LLC (“Clarion”) had total assets of approximately $98.3 million and $99.0 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income of Clarion for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$9,616	$8,764	$18,804	$15,278

Net income (GAAP)	$1,449	$1,192	$2,864	$1,298
Interest and debt related expenses	791	811	1,563	1,619
Depreciation and amortization	457	433	910	730
Income tax expense	544	450	1,066	491
Adjusted EBITDA (non-GAAP)	$3,241	$2,886	$6,403	$4,138

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$2,999	$2,722	$6,000	$3,931

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 94% and 95%, respectively, of Clarion.

Vektek

As of June 30, 2026 and December 31, 2025, Vektek Holdings, LLC (“Vektek”) had total assets of approximately $107.5 million and $107.9 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income of Vektek for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$9,535	$8,887	$18,632	$17,519

Net income (GAAP)	$508	$406	$797	$713
Interest and debt related expenses	1,452	1,497	2,896	2,985
Depreciation and amortization	899	912	1,816	1,823
Income tax expense	9	16	17	45
Adjusted EBITDA (non-GAAP)	$2,868	$2,831	$5,526	$5,566

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$2,401	$2,370	$4,626	$4,660

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 84% of Vektek.

TacMed

As of June 30, 2026 and December 31, 2025, TacMed had total assets of approximately $104.3 million and $106.4 million, respectively. In April 2026, we made an additional equity investment in TacMed of approximately $0.7 million.

The following table reconciles our proportionate share of Adjusted EBITDA from net loss of TacMed for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$12,226	$11,134	$23,752	$20,642

Net loss (GAAP)	$(1,011)	$(374)	$(1,413)	$(1,300)
Interest and debt related expenses	1,180	1,178	2,344	2,344
Depreciation and amortization	1,311	1,298	2,629	2,655
Income tax benefit	(343)	(47)	(497)	(369)
Adjusted EBITDA (non-GAAP)	$1,137	$2,055	$3,063	$3,330

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,078	$1,958	$2,915	$3,176

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 95% of TacMed.

Sill

As of June 30, 2026 and December 31, 2025, Sill had total assets of approximately $125.8 million and $123.1 million, respectively. In January 2026 and April 2026, we made an additional equity investment in Sill of approximately $2.0 million and $1.8 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income of Sill for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$12,177	$10,663	$21,791	$21,845

Net income (GAAP)	$1,259	$1,220	$996	$3,494
Interest and debt related expenses	571	566	1,133	1,171
Depreciation and amortization	990	866	1,977	1,750
Income tax expense	274	78	263	702
Adjusted EBITDA (non-GAAP)	$3,094	$2,730	$4,369	$7,117

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$2,896	$2,547	$4,090	$6,639

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 94% and 93%, respectively, of Sill.

MAP

As of June 30, 2026 and December 31, 2025, Madison Retirement Holdings TopCo, LLC (“MAP”) had total assets of approximately $130.7 million and $132.9 million, respectively.

The following table reconciles our proportionate share of Adjusted EBITDA from net income (loss) of MAP for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$13,104	$10,538	$25,532	$18,923

Net income (loss) (GAAP)	$1,273	$(612)	$1,840	$(4,168)
Interest and debt related expenses	782	682	1,487	1,341
Depreciation and amortization	1,093	1,875	2,191	4,194
Income tax expense	—	—	—	1
Adjusted EBITDA (non-GAAP)	$3,067	$1,945	$5,518	$1,368

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,745	$1,159	$3,139	$815

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of June 30, 2026 and 2025, we owned approximately 57% and 60%, respectively, of MAP.

IFPG

As of June 30, 2026 and December 31, 2025, IFPG had total assets of approximately $132.9 million and $131.0 million, respectively. The Company acquired its investments in IFPG in June 2025. In April 2026, we made an additional equity investment in IFPG of approximately $3.0 million.

The following table reconciles our proportionate share of Adjusted EBITDA from net loss of IFPG for the quarter and six months ended June 30, 2026 (in thousands):

	Quarter Ended June 30,	Six Months Ended June 30,
	2026	2026
Revenues	$4,490	$8,677

Net loss (GAAP)	$(1,421)	$(2,944)
Interest and debt related expenses	1,126	2,239
Depreciation and amortization	1,347	2,647
Income tax benefit	(434)	(289)
Adjusted EBITDA (non-GAAP)	$618	$1,653

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$564	$1,504

FOOTNOTE:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. We acquired approximately 91% indirect ownership interest in IFPG in June 2025. As of June 30, 2026, we owned approximately 91% of IFPG.

Other Portfolio Companies

As of June 30, 2026, we held minority equity and debt positions in seven portfolio companies.

In March 2026, we made an additional equity investment in Milton of approximately $2.0 million.

In May 2026, we made an additional equity investment in Blue Ridge of approximately $12.9 million.

Factors Impacting Our Operating Results

We expect that the results of our operations will be affected by a number of factors. Many of the factors that will affect our operating results are beyond our control. We will be dependent upon the earnings of and cash flow from the businesses that we acquire to meet our operating and management fee expenses and to make distributions. These earnings and cash flows, net of any minority interests in these businesses, will be available:

•	first, to meet our management fees and corporate overhead expenses; and

•	second, to fund business operations and to make distributions to our shareholders.

Size of assets

If we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make. The size of our assets will be a key revenue driver. Generally, as the size of our assets grows, the amount of income we receive will increase. In addition, our assets may grow at an uneven pace as opportunities to acquire assets may be irregularly timed, and the timing and extent of the Manager’s and the Sub-Manager’s success in identifying such opportunities, and our success in making acquisitions, cannot be predicted.

Market conditions

From time to time, the global capital markets may experience periods of disruption and instability, as we have seen and continue to see with the recent public health crises, natural disasters and geopolitical events, which could materially and adversely impact the broader financial and credit markets and reduce the availability of debt and equity capital. Furthermore, economic growth remains affected by inflationary pressure, tariff policies and supply chain related disruptions and could be slowed or halted by significant external events. Some of our portfolio companies have experienced supply chain related disruptions from time to time. In some instances, strategic decisions to hold more inventory have been made as a result of ongoing supply chain related disruptions. Significant changes or volatility in the capital markets have and may continue to have a negative effect on the valuations of our businesses and other assets. While all of our assets are likely to not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our assets are sold in a principal market to market participants (even if we plan on holding an asset long term or through its maturity) and impairments of the market values or fair market values of our assets, even if unrealized, must be reflected in our financial statements for the applicable period, which could result in significant reductions to our net asset value for the period. Significant changes in the capital markets may also affect the pace of our activity and the potential for liquidity events involving our assets. Thus, the illiquidity of our assets may make it difficult for us to sell such assets to access capital if required, and as a result, we could realize significantly less than the value at which we have recorded our assets if we were required to sell them for liquidity purposes.

Liquidity and Capital Resources

General

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments, fund and maintain our assets and operations, repay borrowings, make distributions to our shareholders and other general business needs. We will use significant cash to fund acquisitions, make additional investments in our portfolio companies, make distributions to our shareholders and fund our operations. Additionally, to the extent we have available cash we may make investments in short-term U.S. Treasury bills. Our primary sources of cash will generally consist of:

•	the net proceeds from the Public Offerings;

•	distributions and interest earned from our assets; and

•	proceeds from sales of assets and principal repayments from our assets.

We expect we will have sufficient cash from current sources to meet our liquidity needs for the next twelve months. However, we may opt to supplement our equity capital and increase potential returns to our shareholders through the use of prudent levels of borrowings. We may use debt when the available terms and conditions are favorable to long-term investing and well-aligned with our business strategy. In light of the current economic environment, impacted by fluctuating interest rates, inflationary pressures due to global supply chain issues, a rise in energy prices, volatility due to the conflict in the Middle East, and the impact natural disasters and geopolitical events on the global economy, we are closely monitoring overall liquidity levels and changes in the business performance of our portfolio companies to be in a position to enact changes to ensure adequate liquidity going forward.

While we generally intend to hold our assets for the long term, certain assets may be sold in order to manage our liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty.

As of June 30, 2026 and December 31, 2025, we had cash and cash equivalents of approximately $80.4 million and $84.8 million, respectively.

Sources of Liquidity and Capital Resources

Offerings. We received approximately $89.9 million and $53.0 million in net proceeds during the six months ended June 30, 2026 and 2025, respectively, from the Follow-On Public Offering and the Second Follow-On Public Offering, which excludes approximately $11.8 million and $10.5 million raised through our distribution reinvestment plan, respectively. As of June 30, 2026, we had approximately 803.2 million authorized common shares remaining for sale.

Investments. We received a return of capital from portfolio company investments of approximately $1.1 million and $1.0 million during the six months ended June 30, 2026 and 2025, respectively.

Borrowings. We borrowed $30.0 million during the six months ended June 30, 2025. We did not borrow on the Line of Credit during the six months ended June 30, 2026. See Note 8. “Borrowings” of Item 1. “Financial Statements” in our Form 10-Q for additional information regarding our Line of Credit, which is incorporated by reference into this supplement.

Uses of Liquidity and Capital Resources

Investments. We used approximately $22.3 million and $158.9 million of cash to purchase portfolio company investments during the six months ended June 30, 2026 and 2025, respectively.

Operating Activities. We used operating cash flows (excluding amounts related to investment activity) of approximately $7.2 million and $7.5 million during the six months ended June 30, 2026 and 2025, respectively.

Distributions. We paid distributions to our shareholders of approximately $10.8 million and $10.4 million (which excludes distributions reinvested of approximately $11.8 million and $10.5 million, respectively) during the six months ended June 30, 2026 and 2025, respectively. See “Distributions Declared” below for additional information.

Share Repurchases. We paid approximately $55.2 million and $37.7 million during the six months ended June 30, 2026 and 2025, respectively, to repurchase shares in accordance with our Share Repurchase Program.

Deferred Financing Costs. We paid approximately $0.1 million in deferred financing costs during the six months ended June 30, 2026 and 2025.

Reimbursement of Expense Support. During the six months ended June 30, 2026 and 2025, there was no expense support reimbursed to the Manager and Sub-Manager. The Manager and Sub-Manager have provided approximately $1.0 million of Expense Support that has not been reimbursed and that may become subject to reimbursement in the future, of which we had accrued reimbursement of approximately $1.0 million as of June 30, 2026. Expense Support is received or Expense Support reimbursement is paid annually. As of June 30, 2026, management believes that reimbursement payments by the Company to the Manager and Sub-Manager for the remaining unreimbursed Expense Support are probable under the terms of the Expense Support and Conditional Reimbursement Agreement.

Our obligation to make Conditional Reimbursements will automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. See Note 5. “Related Party Transactions” of Item 1. “Financial Statements” included in our Form 10-Q and incorporated herein by reference for additional information.

Distributions Declared

The Company’s board of directors declared distributions on a monthly basis during the six months ended June 30, 2026 and 2025 (six record dates). The following table reflects the total distributions declared during the six months ended June 30, 2026 and 2025 (in thousands except per share data):

	Six Months Ended June 30,
	2026			2025
Distribution Period	Distributions Declared(1)	Distributions Reinvested(2)	Cash Distributions Net of Distributions Reinvested (2)	Distributions Declared(1)(2)	Distributions Reinvested (2)	Cash Distributions Net of Distributions Reinvested (2)
First Quarter	$11,206	$5,859	$5,347	$10,372	$5,175	$5,197
Second Quarter	11,378	5,975	5,403	10,547	5,335	5,212
	$22,584	$11,834	$10,750	$20,919	$10,510	$10,409

FOOTNOTES:

(1)	Monthly distributions declared per share for each share class were as follows:

Record Date Period	Class FA	Class A	Class T	Class D	Class I	Class S
January 1, 2026 – June 30, 2026	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
January 1, 2025 – June 30, 2025	0.104167	0.104167	0.083333	0.093750	0.104167	0.104167

(2)	Amounts based on distribution record date.

Cash distributions declared net of distributions reinvested were funded from the following sources noted below (in thousands):

	Six Months Ended June 30,
	2026		2025
	Amount	Percentage(1)	Amount	Percentage(1)
Net investment income before Expense Support (reimbursement)	$13,438	125.0%	$5,374	51.6%
Expense Support (reimbursement)	(970)	(9.0)	3,892	37.4
Net investment income	$12,468	116.0%	$9,266	89.0%
Cash distributions net of distributions reinvested in excess of net investment income	—	—	1,143	11.0
Cash distributions declared, net of distributions reinvested(2)	$10,750	100.0%	$10,409	100.0%

FOOTNOTES:

(1)	Represents percentage of cash distributions declared, net of distribution reinvested for the period presented.
(2)	Excludes $11,834 and $10,510 of distributions reinvested pursuant to our distribution reinvestment plan during the six months ended June 30, 2026 and 2025, respectively.

Distribution amounts and sources of distributions declared vary among share classes. We calculate each shareholder’s specific distribution amount for the period using record and declaration dates. Distributions are declared on all classes of our shares at the same time. Amounts distributed to each class are allocated among the holders of our shares in such class in proportion to their shares. Distributions on the Non-founder shares may be lower than distributions on Founder shares because we are required to pay higher management and total return incentive fees to the Manager and the Sub-Manager with respect to the Non-founder shares. Additionally, distributions on Class T and Class D shares are lower than distributions on Class FA, Class A, Class I and Class S shares because we are required to pay ongoing distribution and shareholder servicing fees with respect to Class T and Class D shares. There is no assurance that we will pay distributions in any particular amount, if at all.

See Note 6. “Distributions” in Item 1. “Financial Statements” in our Form 10-Q for additional disclosures regarding distributions, which is incorporated by reference into this supplement.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which shareholders who purchase shares in the Public Offerings have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such shareholders elect to receive distributions in cash, are residents of Opt-In States, or are clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan. Opt-In States include Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Tennessee, Vermont and Washington. Shareholders who are residents of Opt-In States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. Cash distributions paid on Class FA shares are reinvested in additional Class A shares. Class S shares do not participate in the distribution reinvestment plan.

The purchase price for shares purchased under our distribution reinvestment plan is equal to the most recently determined and published net asset value per share of the applicable class of shares. Because the distribution and shareholder servicing fee is calculated based on net asset value, it reduces net asset value and/or distributions with respect to Class T shares and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. To the extent newly issued shares are purchased from us under the distribution reinvestment plan or shareholders elect to reinvest their cash distribution in our shares, we retain and/or receive additional funds for acquisitions and general purposes including the repurchase of shares under the Share Repurchase Program.

We do not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in the Public Offerings is allocated among all Class T or Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Our shareholders will be taxed on their allocable share of income, even if their distributions are reinvested in additional shares of our common shares and even if no distributions are made.

Share Repurchase Program

We adopted the Share Repurchase Program effective March 2019, as amended, pursuant to which we conduct quarterly share repurchases to allow our shareholders to sell all or a portion of their shares (at least 5% of his or her shares) back to us at a price equal to the net asset value per share of the month immediately prior to the repurchase date. A shareholder’s repurchase request must be received by the repurchase agent on or before the date which is (60) days prior to the date the Shares are redeemed. The repurchase date is generally the last business day of the month of a calendar quarter end. We are not obligated to repurchase shares under the Share Repurchase Program. If we determine to repurchase shares, the Share Repurchase Program also limits the total amount of aggregate repurchases of Class FA, Class A, Class T, Class D, Class I and Class S shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). The Share Repurchase Program also includes certain restrictions on the timing, amount and terms of our repurchases intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes.

Our board of directors has the right to amend or suspend the Share Repurchase Program to the extent it determines that it is in our best interest to do so, such as when repurchase requests would place an undue burden on our liquidity, adversely affect our operations, risk having an adverse impact on us that would outweigh the benefit of repurchasing our shares or risk our ability to qualify as a partnership for U.S. federal income tax purposes, upon 30 days’ prior notice to our shareholders. Once the Share Repurchase Program is suspended, the Share Repurchase Program requires that we consider the recommencement of the plan at least quarterly. Continued suspension of the Share Repurchase Program would only be permitted under the plan if our board of directors determines that the continued suspension of the Share Repurchase Program is in our best interest and the best interest of our shareholders. Our board of directors must affirmatively authorize the recommencement of the plan before shareholder requests will be considered again. Our board of directors cannot terminate the Share Repurchase Program absent a liquidity event or where otherwise required by law. We may provide notice by including such information in a current report on Form 8-K or in our annual or quarterly reports, each of which are publicly filed with the SEC followed by a separate mailing to our investors. Moreover, the Share Repurchase Program will terminate, and we no longer will accept shares for repurchase, if and when our shares are listed on a national securities exchange, are included for quotation in a national securities market or, in the sole determination of our board of directors, a secondary trading market for the shares otherwise develops. All shares to be repurchased under the Share Repurchase Program must be (i) fully transferable and not be subject to any liens or other encumbrances and (ii) free from any restrictions on transfer. If we determine that a lien or other encumbrance or restriction exists against the shares requested to be repurchased, we will not repurchase any such shares.

The aggregate amount of funds under the Share Repurchase Program is determined on a quarterly basis at the sole discretion of our board of directors. At the sole discretion of our board of directors, we may use sources, including, but not limited to, offering proceeds and borrowings, including our Line of Credit as of May 2026, to repurchase shares.

To the extent that the number of shares submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, from among the requests for repurchase received by us based upon the total number of shares for which repurchase was requested and the order of priority described in the Share Repurchase Program. We may repurchase shares including fractional shares, computed to three decimal places. We have had no unfulfilled share repurchase requests (“Unfulfilled Repurchase Requests”) under the Share Repurchase Program since inception.

Under the Share Repurchase Program, our ability to make new acquisitions of businesses or increase the current distribution rate may become limited if, over any two-year period, we experience repurchase demand in excess of capacity. If, during any consecutive two year period, we do not have at least one quarter in which we fully satisfy 100% of properly submitted repurchase requests, we will not make any new acquisitions of businesses (excluding short-term cash management investments under 90 days in duration) and we will use all available investable assets (as defined below) to satisfy repurchase requests (subject to the limitations under the Share Repurchase Program) until all Unfulfilled Repurchase Requests have been satisfied. Additionally, during such time as there remains any Unfulfilled Repurchase Requests outstanding from such period, the Manager and the Sub-Manager will defer their total return incentive fee until all such Unfulfilled Repurchase Requests have been satisfied. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserves or other business costs in the normal course of owning, operating or selling our acquired businesses, debt service, repayment of debt, debt financing costs, current or anticipated debt covenants, funding commitments related to our businesses, customary general and administrative expenses, customary organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries, obligations imposed by law, regulations, courts or arbitration, or distributions or establishment of an adequate liquidity reserve as determined by our board of directors.

During the six months ended June 30, 2026 and 2025, we received requests for the repurchase of approximately $61.5 million and $29.8 million, respectively, of our common shares. Our board of directors approved the repurchase requests received.

The following tables summarize the shares repurchased during the six months ended June 30, 2026 and 2025 (in thousands except per share data):

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA shares	108	$4,714	$43.57
Class A shares	442	17,183	38.86
Class T shares	47	1,837	38.70
Class D shares	128	4,884	38.28
Class I shares	800	31,285	39.12
Class S shares	36	1,591	44.18
Six Months Ended June 30, 2026	1,561	$61,494	$39.39

Class FA shares	115	$4,610	$39.92
Class A shares	94	3,430	36.21
Class T shares	33	1,185	36.29
Class D shares	108	3,817	35.68
Class I shares	446	16,293	36.54
Class S shares	10	422	40.80
Six Months Ended June 30, 2025	806	$29,757	$36.92

Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements and notes thereto.

Through June 30, 2026, we had acquired equity and debt investments in 19 portfolio companies and disposed of one portfolio company. As of June 30, 2026 and 2025, the fair value of our portfolio company investments totaled approximately $1.5 billion and $1.4 billion, respectively. See “Portfolio and Investment Activity” above for discussion of the general terms and characteristics of our investments, and for information regarding our portfolio companies.

The following table summarizes our operating results for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total investment income	$22,196	$18,217	$44,469	$35,123
Total operating expenses	(16,137)	(21,505)	(30,931)	(29,702)
Expense support (reimbursement), net	(970)	3,883	(970)	3,892
Net investment income before taxes	5,089	595	12,568	9,313
Income tax expense	(68)	(30)	(100)	(47)
Net investment income	5,021	565	12,468	9,266
Total net change in unrealized appreciation on investments, including unrealized foreign currency gain (loss)	26,325	45,339	45,510	55,205
Net increase in net assets resulting from operations	$31,346	$45,904	$57,978	$64,471

Investment Income

Investment income consisted of the following for the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
From portfolio company investments:
Interest income	$10,794	$10,475	$21,483	$20,771
Dividend income	8,622	5,009	17,575	8,940
PIK income	2,336	1,896	4,536	3,552
From cash accounts
Interest income	444	837	875	1,860
Total investment income	$22,196	$18,217	$44,469	$35,123

Interest income from portfolio company investments is generated from our senior secured note investments, the majority of which had fixed rate interest as of June 30, 2026 and 2025. As of June 30, 2026 and 2025, our weighted average annual yield on our accruing debt investments was 12.5% and 14.0%, respectively, based on amortized cost as defined above in “Portfolio and Investment Activity.” Interest income from our debt investments was approximately $10.8 million and $10.5 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $21.5 million and $20.8 million during the six months ended June 30, 2026 and 2025, respectively.

Dividend income from portfolio company investments is recorded on the record date for privately issued securities, but excludes any portion of distributions that are treated as a return of capital. Dividend income was approximately $8.6 million and $5.0 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $17.6 million and $8.9 million during the six months ended June 30, 2026 and 2025, respectively. During each of the six months ended June 30, 2026 and 2025, we received dividend income from fourteen and ten of our portfolio companies, respectively.

PIK income is computed at the contractual rate in each applicable agreement and is accrued and recorded as PIK receivable and capitalized to the principal balance on the anniversary date, as applicable. PIK income was approximately $2.3 million and $1.9 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $4.5 million and $3.6 million during the six months ended June 30, 2026 and 2025, respectively.

We do not believe that our interest income, dividend income and total investment income are representative of either our stabilized performance or our future performance. We expect investment income to increase in future periods as we increase our base of assets that we expect to acquire from existing cash, borrowings and an expected increase in capital available for investment using proceeds from the Public Offerings.

Operating Expenses

Our operating expenses for the quarter and six months ended June 30, 2026 and 2025 were as follows (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total return incentive fees	$7,050	$13,079	$13,029	$13,467
Base management fees	6,860	5,765	13,434	11,070
Offering expenses	201	610	383	1,150
Professional services	758	824	1,778	1,488
Pursuit costs	106	274	244	691
Distribution and shareholder servicing fees	493	497	998	988
Custodian and accounting fees	333	148	500	296
Insurance expense	63	55	118	110
Director fees and expenses	63	52	144	103
General and administrative expenses	157	102	216	183
Interest expense	53	99	87	156
Total operating expenses	16,137	21,505	30,931	29,702
Expense support	—	(3,883)	—	(3,892)
Reimbursement of expense support	970	—	970	—
Net expenses	$17,107	$17,622	$31,901	$25,810

We consider the following expense categories to be relatively fixed in the near term: insurance expenses and director fees and expenses. Variable operating expenses include total return incentive fees, base management fees, offering expenses, professional services, distribution and shareholder servicing fees, custodian and accounting fees, general and administrative expenses, interest expense and pursuit costs. We expect these variable operating expenses to increase in connection with the growth in our asset base (base management fees, total return incentive fees, accounting fees and general and administrative expenses), the number of shareholders and open accounts (professional services, distribution and shareholder servicing fees and custodian and accounting fees), and/or the complexity of our investment processes and capital structure (professional services and interest expense).

Total Return Incentive Fee

The Manager and Sub-Manager are eligible to receive incentive fees based on the Total Return to Shareholders, as defined in the Management Agreement and Sub-Management Agreement, for each share class in any calendar year, payable annually in arrears. We accrue (but do not pay) the total return incentive fee on a monthly basis, to the extent that it is earned on an annual basis. We perform a final reconciliation of the total return incentive fee calculation at completion of each calendar year. The total return incentive fee is due and payable to the Manager and Sub-Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement.

We recorded total return incentive fees of approximately $7.1 million and $13.1 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $13.0 million and $13.5 million during the six months ended June 30, 2026 and 2025, respectively. The decrease in total return incentive fees during the six months ended June 30, 2026, as compared to the six months ended June 30, 2025, is primarily due to a decrease of $9.7 million in the net change in unrealized appreciation on investments, including foreign currency gain (loss) offset by an increase of $3.2 million in net investment income, taken over a larger Average Adjusted Capital during the quarter and six months ended June 30, 2026, as compared to the quarter and six months ended June 30, 2025.

Base Management Fee

Our base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares, 2% of the product of (x) our average gross assets and (y) the ratio of Non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the Founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding Founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears. The base management fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement.

We incurred base management fees of approximately $6.9 million and $5.8 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $13.4 million and $11.1 million during the six months ended June 30, 2026 and 2025, respectively. The increase in base management fees is primarily attributable to the increase in our average gross assets (excluding cash) which were approximately $1.4 billion and $1.2 billion during the six months ended June 30, 2026 and 2025, respectively.

Offering Expenses

Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Public Offerings, are capitalized on our condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to our condensed consolidated statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

We incurred offering expenses of approximately $0.2 million and $0.6 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $0.4 million and $1.2 million during the six months ended June 30, 2026 and 2025, respectively.

Pursuit Costs

Pursuit costs relate to transactional expenses incurred to identify, evaluate and negotiate acquisitions that ultimately were not consummated. We incurred pursuit costs of approximately $0.1 million and $0.3 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $0.2 million and $0.7 million during the six months ended June 30, 2026 and 2025, respectively.

Distribution and Shareholder Servicing Fee

The Managing Dealer is eligible to receive a distribution and shareholder servicing fee, subject to certain limits, with respect to our Class T and Class D shares sold in the Public Offerings (excluding Class T shares and Class D shares sold through our distribution reinvestment plan and those received as share distributions) in an amount equal to 1.00% and 0.50%, respectively, of the current net asset value per share.

We incurred distribution and shareholder servicing fees of approximately $0.5 million and $0.5 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $1.0 million and $1.0 million during the six months ended June 30, 2026 and 2025, respectively.

Other Operating Expenses

Other operating expenses (consisting of professional services, insurance expense, interest expense, custodian and accounting fees, director fees and expenses, and general and administrative expenses) were approximately $1.4 million and $1.3 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $2.8 million and $2.3 million during the six months ended June 30, 2026 and 2025, respectively.

Expense Support (Reimbursement)

We have entered into an Expense Support and Conditional Reimbursement Agreement with the Manager and the Sub-Manager, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that our annual regular cash distributions exceed our annual net income (with certain adjustments). Expense Support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of our distribution reinvestment plan) to shareholders minus (b) the available operating funds (the “Expense Support”). The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. The Manager and Sub-Manager equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to the Conditional Reimbursements as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

Since inception, we have received cumulative Expense Support of approximately $6.0 million. No expense support was reimbursed to the Manager and Sub-Manager during the six months ended June 30, 2026 and 2025. The Manager and Sub-Manager have provided approximately $1.0 million of Expense Support that has not been reimbursed and that may become subject to reimbursement in the future, of which we recorded reimbursement of Expense Support in the condensed consolidated statements of operations of approximately $1.0 million for the quarter and six months ended June 30, 2026.

Our obligation to make Conditional Reimbursements will automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. See Note 5. “Related Party Transactions” of Item 1. “Financial Statements” included in our Form 10-Q and incorporated herein by reference for additional information.

The actual amount of Expense Support or Expense Support Reimbursement is determined as of the last business day of each calendar year and is paid within 90 days after each year end per the terms of the Expense Support and Conditional Reimbursement Agreement described above. See Note 5. “Related Party Transactions” of Item 1. “Financial Statements” included in our Form 10-Q and incorporated herein by reference for additional information.

Other Expenses and Changes in Net Assets

Net Change in Unrealized Appreciation on Portfolio Company Investments

Unrealized appreciation on portfolio company investments is based on the current fair value of our investments as determined by our board of directors based on inputs from the Sub-Manager and our independent valuation firm and consistent with our valuation policy, which take into consideration, among other factors, actual results of our portfolio companies in comparison to budgeted results for the year, future growth prospects, and the valuations of publicly traded and private comparable companies as determined by our independent valuation firm.

During the quarter and six months ended June 30, 2026, we recognized a net change in unrealized appreciation on our portfolio company investments of approximately $29.0 million and $50.7 million, respectively. The net change in unrealized appreciation on portfolio company investments included gross unrealized appreciation on sixteen portfolio companies of approximately $54.6 million, offset partially by gross unrealized depreciation on two portfolio companies of approximately $3.9 million during the six months ended June 30, 2026. Gross unrealized appreciation was due to EBITDA growth, accretive add-on acquisitions, multiple expansion in certain of our portfolio companies and unrealized foreign currency gain. Gross unrealized depreciation was primarily driven by EBITDA declines and multiple compression. Additionally, deferred taxes on unrealized appreciation of portfolio company investments offset unrealized appreciation on portfolio company investments by approximately $2.6 million and $5.2 million during the quarter and six months ended June 30, 2026, respectively.

During the quarter and six months ended June 30, 2025, we recognized a net change in unrealized appreciation on portfolio company investments of approximately $49.0 million and $60.2 million, respectively. The net change in unrealized appreciation on portfolio company investments included gross unrealized appreciation on thirteen portfolio companies of approximately $66.7 million, offset partially by gross unrealized depreciation on three portfolio companies of approximately $6.5 million during the six months ended June 30, 2025. One portfolio company investment has remained flat due to the recency of its acquisition. Gross unrealized appreciation was primarily due to EBITDA growth and accretive add-on acquisitions. Gross unrealized depreciation was primarily driven by EBITDA declines. Additionally, deferred taxes on unrealized appreciation of portfolio company investments offset unrealized appreciation on portfolio company investments by approximately $3.6 million and $5.0 million during the quarter and six months ended June 30, 2025, respectively.

Net Assets

During the quarter and six months ended June 30, 2026 and 2025, the net increase in net assets consisted of the following (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operations	$31,346	$45,904	$57,978	$64,471
Distributions to shareholders	(11,378)	(10,547)	(22,584)	(20,919)
Capital transactions	8,883	29,322	26,151	45,132
Net increase in net assets	$28,851	$64,679	$61,545	$88,684

Operations decreased by approximately $14.6 million and $6.5 million during the quarter and six months ended June 30, 2026, respectively, as compared to the quarter and six months ended June 30, 2025. The decrease in operations for the quarter and six months ended June 30, 2026, as compared to the quarter and six months ended June 30, 2025, is primarily due to a decrease in the net change in unrealized appreciation on investments of approximately $19.0 million and offset by an increase in net investment income of approximately $3.2 million.

Distributions increased approximately $0.8 million and $1.7 million, during the quarter and six months ended June 30, 2026, respectively, as compared to the quarter and six months ended June 30, 2025, primarily as a result of an increase in shares outstanding.

Capital transactions decreased by approximately $20.4 million and $19.0 million, during the quarter and six months ended June 30, 2026, respectively, as compared to the quarter and six months ended June 30, 2025. The decrease in capital transactions for the quarter and six months ended June 30, 2026, as compared to the quarter and six months ended June 30, 2025, is primarily due to an increase in net proceeds received through the Public Offerings (including proceeds received through our distribution reinvestment plan) of approximately $12.8 million and offset by an increase in share repurchases of approximately $31.7 million.

Total Returns

The following table illustrates year-to-date return (“YTD Return”), trailing 12 months return (“1-Year Return”), trailing 36 months return (“3-year Return”), trailing 60 months return (“5-Year Return”) and Annualized Return Since Inception, and cumulative total returns through June 30, 2026 (“Cumulative Total Return”), with and without upfront sales load, as applicable:

	YTD Return(1)	1-Year Return(2)	3-Year Return(3)	5-Year Return(4)	Annualized Return Since Inception(5)	Cumulative Total Return(5)	Cumulative Total Return Period
Class FA (no sales load)	4.5%	10.8%	36.2%	61.8%	11.0%	140.0%	Feb. 7, 2018 - June 30, 2026
Class FA (with sales load)	(2.3)%	3.6%	27.4%	51.3%	10.1%	124.4%	Feb. 7, 2018 - June 30, 2026
Class A (no sales load)	4.1%	9.7%	32.5%	52.2%	10.0%	118.6%	Apr. 10, 2018 - June 30, 2026
Class A (with sales load)	(4.7)%	0.4%	21.3%	39.3%	8.8%	100.0%	Apr. 10, 2018 - June 30, 2026
Class I	3.9%	9.2%	31.8%	51.5%	10.0%	119.6%	Apr. 10, 2018 - June 30, 2026
Class T (no sales load)	3.7%	9.0%	29.3%	47.4%	9.0%	101.7%	May 25, 2018 - June 30, 2026
Class T (with sales load)	(1.2)%	3.8%	23.2%	40.4%	8.4%	92.1%	May 25, 2018 - June 30, 2026
Class D	4.0%	9.5%	31.5%	51.5%	9.5%	106.5%	June 26, 2018 - June 30, 2026
Class S (no sales load)	4.5%	10.7%	36.3%	62.7%	12.0%	102.7%	Mar. 31, 2020 - June 30, 2026
Class S (with sales load)	0.9%	6.8%	31.6%	57.0%	11.3%	95.6%	Mar. 31, 2020 - June 30, 2026

FOOTNOTES:

(1)	For the period from January 1, 2026 to June 30, 2026.
(2)	For the period from July 1, 2025 to June 30, 2026.
(3)	For the period from July 1, 2023 to June 30, 2026.
(4)	For the period from July 1, 2021 to June 30, 2026.
(5)	For the period from the date the first share was issued for each respective share class through June 30, 2026. The Annualized Return Since Inception captures the average annual performance over the return period. It is calculated as a geometric average, meaning it captures the effects of compounding over time.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from our investments, other than those described above and the risk factors identified in this supplement, including the negative impacts from recent geopolitical events.

Our shares are illiquid investments for which there currently is no secondary market. Investors should not expect to be able to resell their shares regardless of how we perform. If investors are able to sell their shares, they will likely receive less than their purchase price. Our net asset value and total returns — which are based in part upon determinations of fair value of Level 3 investments by our board of directors, not active market quotations — are inherently uncertain. Past performance is not a guarantee of future results. Current performance may be higher or lower than the performance data reported above.

Hedging Activities

As of June 30, 2026, we had not entered into any derivatives or other financial instruments. With respect to any potential financings, general increases in interest rates over time may cause the interest expense associated with our borrowings to increase, and the value of our debt investments to decline. We may seek to stabilize our financing costs as well as any potential decline in our assets by entering into derivatives, swaps or other financial products in an attempt to hedge our interest rate risk. In the event we pursue any assets outside of the United States we may have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge any such foreign currency exchange risk. It is difficult to predict the impact hedging activities may have on our results of operations.

Seasonality

We do not anticipate that seasonality will have a significant effect on our results of operations.

Critical Accounting Policies and Use of Estimates

See our Form 10-K for the year ended December 31, 2025 and Note 2. “Significant Accounting Policies” included in our Form 10-Q and incorporated by reference herein for a summary of our critical accounting policies.

Our Portfolio

The following disclosure supersedes and replaces the sections “Our Portfolio— Lawn Doctor,” “Our Portfolio— Polyform,” “Our Portfolio— Auriemma U.S. Roundtables,” “Our Portfolio— Milton Industries,” “Our Portfolio— Resolution Economics,” “Our Portfolio— Blue Ridge ESOP Associates,” “Our Portfolio— Healthcare Safety Holdings LLC,” “Our Portfolio— ATA Title Company,” “Our Portfolio—Douglas Machine Corp.,” “Our Portfolio —Clarion Safety Systems,” “Our Portfolio—Vektek Holdings,” “Our Portfolio—TacMed Solutions,” “Our Portfolio—Sill Public Adjusters,” “Our Portfolio—USA Water,” “Our Portfolio—Law Business Research,” “Our Portfolio—MAP Retirement,” “Our Portfolio—International Franchise Professionals Group,” “Our Portfolio—Shipley Do-Nuts,” “Our Portfolio— USA Industries” and “Our Portfolio— Financing Line of Credit,” respectively, which first appear on page 98 of the Prospectus.

Through June 30, 2026, we had acquired equity and debt investments in 19 businesses and disposed of one of those businesses. The following is a description of our portfolio of businesses. The financial information in this section is unaudited.

Lawn Doctor

Overview. On October 20, 2017, we entered into a merger agreement with LD Merger Sub, Inc., our wholly owned subsidiary, and LD Parent, Inc., the parent company of Lawn Doctor. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired a controlling interest in Lawn Doctor through an approximately $45.5 million investment consisting of approximately $30.5 million of common equity and an approximately $15.0 million debt investment in the form of a secured second lien note that we made to Lawn Doctor. After the closing of the merger, the consummation of the equity contribution pursuant to an exchange agreement and subsequent purchases of common equity in Lawn Doctor by certain members of Lawn Doctor’s senior management team, we own approximately 61% of the outstanding equity in Lawn Doctor, with the remaining equity owned primarily by Lawn Doctor’s senior management team. Lawn Doctor was purchased on December 22, 2011 by Levine Leichtman Capital Partners SBIC Fund, L.P. (the “SBIC Fund”), which is managed by an affiliate of the Sub-Manager. On June 30, 2023, we made an additional senior debt investment in Lawn Doctor of approximately $29.5 million. The senior debt accrues interest at a variable rate, and will mature on August 6, 2029.

Company Overview. Established in 1967, Lawn Doctor is a franchisor of residential lawn care programs and services. Lawn Doctor’s core service offerings provide residential homeowners with year-round monitoring and treatment by focusing on weed and insect control, seeding, and professionally and consistently-administered fertilization, using its proprietary line of equipment. Lawn Doctor’s franchised business model has consistently been ranked as a Top 500 Franchise Opportunity by Entrepreneur Magazine for 47 years. Lawn Doctor’s corporate headquarters are in Holmdel, New Jersey, and it leases a manufacturing site in Marlboro, New Jersey.

Investment Highlights. During our ownership, Lawn Doctor has acquired other home services franchise brands including Mosquito Hunters, Ecomaids and Elite Window Cleaning which are described below. Lawn Doctor and its family of franchise brands operate a nationwide network of over 900 independently owned franchise units across the country as of June 30, 2026. Lawn Doctor benefits from a scalable business model, which does not require significant capital expenditures or additional fixed costs to support future growth. The total revenue for the trailing twelve months ended June 30, 2026 was approximately $47.3 million. Total Lawn Doctor system wide sales (revenue generated at the franchisee level) for the trailing twelve months ended June 30, 2026 was approximately $248 million.

Growth Opportunities. In addition to Lawn Doctor’s continued organic growth, we believe the strategic acquisition of other home services franchised brands including those listed below contribute to increased enterprise value in Lawn Doctor:

●	In May 2018, Lawn Doctor acquired an 80% equity interest in Mosquito Hunters, a franchisor of mosquito and pest control services. Mosquito Hunters was founded in 2013, is based in Northbrook, Illinois and specializes in the eradication of mosquitos through regular spraying applications and follow-up maintenance.
●	In May 2019, Lawn Doctor acquired a 71% equity interest in Ecomaids, a franchisor of residential cleaning services. Ecomaids was founded in 2012. Ecomaids specializes in home cleaning services utilizing environmentally-friendly cleaning products and solutions.
●	In October 2022, Lawn Doctor acquired a 62% equity interest in Elite Window Cleaning Inc. (“Elite”), a Canadian-based franchisor offering window cleaning, gutter cleaning and power washing services to residential and commercial customers. Elite currently supports multiple franchised locations, and Lawn Doctor’s management team expects to leverage its core competencies to further expand Elite’s franchise operations into the United States under the Sparkle Squad brand.

Polyform

Overview. On October 20, 2017, we entered into a merger agreement with PFHI Merger Sub, Inc., our wholly owned subsidiary, and Polyform. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired a controlling interest in Polyform through an approximately $31.3 million investment consisting of approximately $15.6 million of common equity and an approximately $15.7 million debt investment in the form of a senior secured note that we made to Polyform. After the closing of the merger and the consummation of the equity contribution pursuant to an exchange agreement, we own approximately 87% of the outstanding equity in Polyform, with the remaining equity owned by Denice Steinmann, a current board member and the former Chief Executive Officer of Polyform.

Company Overview. Polyform has been a developer, manufacturer and marketer of polymer clay products for the worldwide arts and crafts market for over 55 years. Through its two primary brands, Sculpey® and Premo!®, Polyform sells a comprehensive line of premium craft products to a diverse mix of customers including specialty and big box retailers, distributors and e-tailers. Polyform estimates that its products are available in thousands of retail locations through its major customers, plus many other locations through independent retailers. We believe that Polyform has a competitive advantage based on price, product variety, quality, innovation and overall distribution. Polyform’s corporate headquarters are in Elk Grove Village, Illinois. Since July 2018, Mr. Steve Seppala, formerly Chief Financial Officer of Polyform, has served as Chief Executive Officer of Polyform.

Investment Highlights. Net sales for Polyform for the trailing twelve months ended June 30, 2026 were approximately $19.6 million.

Growth Opportunities. We believe the following are key growth opportunities for Polyform: (i) the potential growth through new customer acquisitions, new product introductions, international expansion, and potential price increases, (ii) the potential to improve overall margins through automation, vendor cost reductions, and reformulations, and (iii) potential growth in the e-commerce channel through strategic digital and social media marketing initiatives.

Auriemma U.S. Roundtables

Overview. On August 1, 2019, we, through our wholly-owned subsidiary, acquired a controlling interest in Roundtables through an approximately $44.5 million investment consisting of approximately $32.4 million of common equity and an approximately $12.1 million debt investment in the form of senior secured notes. Prior to this transaction, Roundtables operated as a division of Auriemma Consulting Group, Inc. (“Auriemma Group”). We own approximately 81% of the outstanding equity of Roundtables, with the remaining equity owned by Michael Auriemma. Mr. Auriemma is the previous owner of Roundtables and will continue to serve as a member of Roundtables’ board of directors. On November 13, 2019, we made an additional debt investment in Roundtables in the form of a $2.0 million senior secured bridge note. The senior secured bridge note accrues interest at a per annum rate of 8.0% and will mature in December 2028. We made an additional equity investment in Roundtables of approximately $1.1 million in August 2023.

Company Overview. Roundtables is an information services and advisory solutions business to the consumer finance industry. Roundtables offers membership in any of its over 40+ topic-specific roundtables across six verticals (credit cards, automotive financing, retail banking, commercial banking, wealth management, and insurance). Roundtables’ customers participate in hosted executive meetings, proprietary benchmarking studies, and custom surveys. The subscription-based model provides executives with key operational data to optimize business practices and address current issues within the consumer finance industry. Auriemma Group, headquartered in New York, New York, was founded in 1984 and the U.S. Roundtables business was subsequently launched in 1992.

Investment Highlights. We believe that Roundtables customers’ membership subscriptions support a sustainable revenue model. The total revenue for Roundtables for the trailing twelve months ended June 30, 2026 was approximately $20.0 million. Of the total revenue for Roundtables, the vast majority represented membership fees.

Growth Opportunities. We believe the following are key growth opportunities for Roundtables: (i) the potential to continue to add top-tier clients and new roundtable topics, (ii) the ability to expand into new industries, (iii) the monetization of Roundtables’ unique repository of data with existing clients, and (iv) strategic acquisitions including those listed below since our investment in Roundtables:

●	In April 2021, Roundtables acquired Edgar Dunn’s U.S. roundtables business, which added six roundtables to Auriemma Roundtables’ services offering.
●	In August 2023, Roundtables acquired insideARM, LLC (“insideARM”). Founded in 1998, insideARM is a multi-faceted provider of news, education, community, resources, and events for debt collection professionals, including agencies, debt buyers and lenders/creditors. We believe insideARM will further expand our presence in the collections segment of the consumer financial services industry.

Milton Industries

Overview. On November 21, 2019, we, through our wholly-owned subsidiaries, Milton Strategic Capital EquityCo, LLC and Milton Strategic Capital DebtCo, LLC, acquired a minority interest in Milton Industries of $10.0 million. Our co-investment is comprised of an approximately $6.6 million common equity investment and a debt investment of approximately $3.4 million in senior secured subordinated notes. Our equity investment represents approximately 13% of the total ownership of Milton. The co-investment is alongside a debt and equity investment from the LMM II Fund, an institutional fund and affiliate of the Sub-Manager. The remainder of the common equity of Milton is owned by members of the Milton executive management team and capital providers.

Company Overview: Milton was founded in 1943 and is based in Chicago, Illinois. Milton is a provider of highly-engineered tools and accessories for pneumatic applications across a variety of end markets including vehicle service; industrial maintenance, repair, and operating supplies; aerospace and defense; and agriculture. Milton has over 3,500 active customers and 5,500 SKUs with products including couplers, gauges, chucks, blow guns, filters, regulators, lubricators, hoses and fittings, specialty tools and fluid management equipment. Milton serves multiple customer channels including distributors, wholesalers and retailers.

Investment Highlights. Milton had net revenue for the trailing twelve months ended June 30, 2026 of approximately $119.8 million. We believe that Milton has an attractive financial profile based on its historical revenue margins, limited capital expenditure requirements and low working capital needs.

Growth Opportunities. We believe the following are key growth opportunities for Milton: (i) additional growth in existing markets, (ii) new product development, (iii) e-commerce and digital marketing initiatives and (iv) strategic acquisitions including those listed below since our investment in Milton:

●	During 2020 and 2021, Milton acquired GH Meiser & Co., Milton’s Bells, Zeeline, and Global-Flex. We believe these add-on acquisitions bolster Milton’s tire gauge, grease and fluid handling, hose assemblies, rubber expansion and metal expansion joint products and pump connectors product lines.

●	In March 2022, Milton acquired Thunder Technologies which specializes in critical and demanding hose, rubber and expansion joint applications.

●	In July 2022, Milton acquired Lock Technology which provides specialty tools to the automotive end market.

●	In December 2022, Milton acquired ProMaxx Tool which designs and manufactures proprietary on-the-vehicle exhaust manifold repair kits and other specialty tools.

●	In March 2023, Milton acquired Steck Manufacturing (“Steck”). Steck expands Milton’s product suite and end-market reach to offer specialty tools to automotive repair, body shop, heavy-duty truck, lockout and towing markets across the globe.

●	In December 2024, Milton acquired GoatThroat Pumps, a manufacturer of precision-engineered fluid and chemical handling systems.

●	In February 2025, Milton acquired Arrow Pneumatics (“Arrow”), a manufacturer of compressed air preparation products. Serving customers since 1947, Arrow offers a complete line of filters, regulators, lubricators, desiccant products, and custom designed sintered filtration solutions. Arrow serves a wide range of industries that require dry clean air, including aerospace, automotive, government, food and beverage, dental, industrial, fluid power and medical.

●	In June 2025, we made an additional equity investment in Milton of approximately $2.3 million for Milton’s acquisition of Trinity Rubber & Machine Products (“Trinity”) and American Hose & Gasket (“AHG”). Founded in 2014, Trinity custom manufactures industrial hoses, fittings, gaskets and other related products serving the chemical, steel, and food & beverage end markets. AHG, founded in 2019, operates as a wholesale distribution business providing low-cost industrial hoses, fittings and rubber products complementary to Trinity’s custom products. We believe Milton’s acquisition of Trinity and AHG will further expand Milton’s market presence and revenue generation in the industrial end markets.

●	In March 2026, we made an additional equity investment in Milton of approximately $2.0 million to partially finance Milton’s acquisition of Action Pump Co. (“Action”). Action manufactures industrial drum pumps and other related products serving broad industrial end markets which require safe transfer of oils, lubricants and chemicals in specific applications. We believe Milton’s acquisition of Action further expands Milton’s market presence in the industrial end markets and will be complementary to Milton’s existing fluid handling products.

Resolution Economics

Overview. On January 2, 2020, we, through our wholly-owned subsidiaries, RE Strategic Capital EquityCo, LLC and RE Strategic Capital DebtCo, LLC, acquired a minority interest in ResEcon of $10.0 million. Our co-investment in ResEcon is comprised of an approximately $7.1 million common equity investment and a debt investment of approximately $2.8 million in senior secured subordinated notes. Our equity investment represents approximately 8% of the total ownership of ResEcon. The co-investment is alongside a debt and equity investment from the LMM II Fund. The remainder of the common equity of ResEcon is owned by members of the ResEcon executive management team.

Company Overview. Established in 1998, ResEcon is a specialty consulting firm that provides services to law firms, corporations and government entities in labor & employment and commercial litigation matters. ResEcon provides economic and statistical analysis as well as expert testimony services in class action, multi-plaintiff and single-plaintiff matters alleging wrongful employment practices and focuses on discrimination in the recruitment and hiring. In providing its services, ResEcon relies upon client data, complex proprietary statistical modeling, expert testimony services and over 20 years of experience with labor & employment law and commercial litigation. ResEcon employs a highly technical workforce which includes professionals with PhDs, professionals with master’s degrees, software for statistical analysis programmers, and professionals who have served as expert witnesses. ResEcon has offices in Los Angeles, New York, Chicago and Washington, D.C.

Investment Highlights. We believe ResEcon’s focus on labor & employment litigation consulting services positions its business to be less correlated to overall economic cycles. We believe that ResEcon has an attractive financial profile, based on historical revenue margins, limited capital expenditure requirements and modest working capital needs. ResEcon had net revenue for the trailing twelve months ended June 30, 2026 of approximately $121.9 million.

Growth Opportunities. We believe that the following are key growth opportunities for ResEcon: (i) geographic expansion to new U.S. metropolitan areas and internationally, (ii) expansion of consulting and advisory services to new areas of expertise beyond labor & employment, (iii) expansion of advisory and consulting services to new and existing clients, (iv) recruitment of senior lateral hires, and (v) strategic acquisitions including those listed below since our investment in ResEcon:

●	In October 2022, Resolution Economics acquired Berkshire Associates, Inc. (“Berkshire”). Founded in 1983 and headquartered in Columbia, Maryland, Berkshire is a provider of outsourced Affirmative Action Plan consulting and software services, compensation analysis and other human resource compliance-related services for HR professionals nationwide. The acquisition adds Equal Employment Opportunity compliance and Affirmative Action Plan services to Resolution Economics’ existing labor and employment consulting services.

●	In November 2023, Resolution Economics acquired a division of Biddle Consulting Group, Inc. headquartered in Folsom, California. The acquired division is a provider of outsourced affirmative action plan services and other compliance related services.

Blue Ridge ESOP Associates

Overview. On March 24, 2020, we, through our wholly-owned subsidiaries, BR Strategic Capital EquityCo, LLC and BR Strategic Capital DebtCo, LLC, acquired a minority interest in Blue Ridge of $12.5 million. Our co-investment in Blue Ridge is comprised of an approximately $9.9 million common equity investment and a debt investment of approximately $2.6 million in senior secured subordinated notes. In August of 2022, we made an additional equity investment of approximately $2.9 million into Blue Ridge. Our equity investment represents approximately 15% of the total equity ownership of Blue Ridge. Our co-investment is alongside investments from the LMM II Fund, Blue Ridge’s previous owners, and members of its executive management team.

Company Overview. Established in 1988, Blue Ridge is an independent, third-party employee stock ownership plans (“ESOP”) and 401(k) administrator. For over 35 years, Blue Ridge has developed proprietary and comprehensive solutions to address the unique and complex administrative needs of companies operating as ESOPs and managing 401(k) plans. Blue Ridge’s services and solutions include recordkeeping, compliance, reporting, distribution and processing, administrative services and plan management and analysis software.

Investment Highlights. We believe that Blue Ridge’s business model and diversified client base position it to be more resilient in economic recessions and have less correlation to the overall economic cycles. The total revenue for Blue Ridge for the trailing twelve months ended June 30, 2026 was approximately $117.5 million. As of December 31, 2025, Blue Ridge provides services for 1,600 ESOP plans with approximately 630,000 plan participants and over 8,200 401(k), defined benefit, and other type plans with approximately 280,000 plan participants.

Growth Opportunities. We believe that the following are key growth opportunities for Blue Ridge: (i) the growth of participants in the ESOP’s at existing clients, (ii) the acquisition of new clients, supported through new client referrals and ESOP market growth, (iii) cross-selling of additional services, (iv) the expansion of service offerings into adjacent markets, and (v) strategic acquisitions including those listed below since our investment in Blue Ridge:

●	In July 2020, Blue Ridge acquired Benefit Concepts Systems, Inc., a full-service benefit consulting firm with expertise in the design, implementation, and administration of ESOPs.

●	In April 2021, Blue Ridge acquired Coastal Pension Services, a provider of outsourced 401(k) administration services in the greater Washington, D.C. area.

●	In December 2021, Blue Ridge acquired California Benefit Planners, a provider of outsourced 401(k), defined benefit and cash balance plan administration services.

●	In January 2022, Blue Ridge acquired Nicholas and Associates, a specialist in the design and administration of retirement plans.

●	In August 2022, Blue Ridge acquired Crowe BPS, a specialist in ESOP administration as well as retirement plan and consulting services.

●	In February 2023, Blue Ridge acquired Workplace Development Inc., a provider of innovative ESOP communication, training, and ownership culture services which we believe complement the services Blue Ridge offers its customers.

●	In May 2024, Blue Ridge acquired TSC 401K, a third-party administration firm that offers expert retirement plan consulting, design, and administration solutions for businesses and their financial advisors. The acquisition further demonstrates Blue Ridge management’s initiative to extend its geographic footprint and offer its services and technical expertise to a broader customer base.

●	In March 2025, Blue Ridge acquired Qualified Retirement Plan Services (“QRPS”). Founded in 1988 and headquartered in Raleigh, North Carolina, QRPS is an independent third-party administrator of qualified retirement plans. The addition of QRPS further expands the Blue Ridge service offering, resource capacity, technical expertise, and geographical coverage, specifically in their 401(k) & Pension business line of services.

●	In February 2026, Blue Ridge acquired the ESOP third-party administration services of AmbroseAdvisors, an investment banking and financial advisory firm that provides a full range of liquidity transaction options, capital placement and M&A services.

●	In May 2026, we made an additional equity investment in Blue Ridge of approximately $12.9 million to partially finance Blue Ridge’s acquisition of Economic Group Pension Services (“EGPS”). Established in 1971 and based in New York, EGPS is a retirement plan services firm that offers plan design, administration, actuarial consulting, and 3(16) fiduciary services for all types of retirement plans. We believe the addition of EGPS fundamentally transforms the Blue Ridge’s size and scale while broadening its service portfolio and geographic footprint to better serve plan sponsors, advisors, and channel partners.

Healthcare Safety Holdings LLC

Overview. On July 16, 2020, we, through our wholly-owned subsidiary, UM Strategic Capital EquityCo, LLC, acquired an approximately 75% interest in the common equity of HSH for $17.3 million. Additionally, we, through our wholly-owned subsidiary, UM Strategic Capital DebtCo, LLC, made a $24.4 million debt investment in HSH in the form of senior secured notes. The remaining HSH equity is owned by members of the HSH executive management team, the former controlling interest holder and TM SPV III, LLC. Members of the HSH executive management team may participate in an options incentive plan.

Company Overview. Founded in 1988 and headquartered in Excelsior, Minnesota, HSH is a producer of daily use insulin pen needles, syringes and related product offerings under its Ultimed brand for the human and animal diabetes care markets. HSH specializes in providing “dispense and dispose” sharps solutions, which allow users to more easily and safely dispose of sharps. HSH produces branded and private label products sold primarily through distributors to retail pharmacies, veterinary clinics and dialysis centers, as well as via e-commerce channels. We believe that HSH’s manufacturing facility in South Dakota is well equipped to capture the potential growing demand for single use sharps by human and animal diabetics.

Investment Highlights. The total revenue for HSH for the trailing twelve months ended June 30, 2026 was approximately $42.5 million.

Growth Opportunities. We believe the following are key growth opportunities for HSH: (i) invest in sales/marketing to grow presence in new and existing channels, (ii) develop data driven and targeted marketing programs for each customer channel, and (iii) pursue strategic acquisitions.

ATA Title Company

Overview. On April 1, 2021, we, through our wholly-owned subsidiary, Huron Title Buyer, LLC, entered into a Membership Interest Purchase Agreement pursuant to which we acquired an approximately 75% interest in the common equity membership interest units of ATA Holding Company, LLC (“ATA”) for consideration of approximately $36 million, subject to certain post-closing adjustments (the “ATA Acquisition”). Additionally, on the closing date of the Acquisition, we, through our wholly-owned subsidiary, ATA Strategic Capital DebtCo, LLC, made an approximately $37 million debt investment in subsidiaries of ATA in the form of senior secured notes. In February of 2022, we made an additional equity investment of approximately $1.1 million into ATA. The remaining ATA units of equity membership interest are owned by members of the ATA executive management team and former controlling interest owners.

 Company Overview. Founded in 1999 and headquartered in Farmington Hills, Michigan, ATA is a national independent title insurance agency and settlement service provider for the residential resale, residential refinance, commercial and default markets. ATA has over 300 employees across over 60 offices in the Great Lakes Region (Michigan, Indiana, Ohio and Illinois). We believe ATA’s scale and broad service offering allow it to process closings with minimal outsourcing resulting in higher quality, consistent transaction execution. Further, we believe ATA’s higher touch service is a key distinguishing element for its customers. Although the residential resale and refinance business is driven in part by residential housing market and interest rates, we believe that ATA’s diversified business model positions it well for various market cycles.

Investment Highlights. The total revenue for ATA for the trailing twelve months ended June 30, 2026 was approximately $60.3 million.

Growth Opportunities. We believe the following are key growth opportunities for ATA: (i) geographic expansion, (ii) further building the company’s sales function to accelerate organic growth and (iii) strategic acquisitions including:

●	In February 2022, ATA acquired Absolute Title, Inc., a title services business providing services to the residential and commercial markets, in Ann Arbor, Michigan.

Douglas Machines Corp.

Overview. On October 7, 2021, we, through our wholly-owned subsidiary, DM Strategic Capital EquityCo, LLC, acquired an approximately 90% indirect equity ownership interest in the capital stock of Douglas Machines Corp. Subject to such adjustments, we paid approximately $35.5 million at closing for our portion of our equity ownership interest in the capital stock of Douglas. Additionally, through a Note Purchase Agreement dated October 7, 2021, we, through our wholly-owned subsidiary, DM Strategic Capital DebtCo, LLC, made an approximately $15.0 million debt investment in Douglas in the form of senior secured notes.

Company Overview. Founded in 1979 and headquartered in Clearwater, Florida, Douglas is a manufacturer of innovative and customizable commercial cleaning and sanitizing equipment to the food, pet food, nutraceutical and industrial end-markets in the United States. Many of these end-markets, and in particular, food safety, are subject to increasingly stringent regulations, further accelerated by the COVID-19 pandemic. We believe that Douglas’ product offering offers a potentially high return on investment for its customers, typically generating savings in labor and water costs.

Exit. On August 1, 2025, DM Strategic Capital EquityCo, LLC, sold its approximately 90% indirect equity ownership interest in the capital stock of Douglas to an unaffiliated third-party buyer for aggregate consideration of approximately $37.6 million, subject to certain customary escrow related hold-backs and post-closing adjustments. In connection with this sale, our debt investment of approximately $15.0 million in Douglas in the form of senior secured notes was repaid in full and extinguished.

Clarion Safety Systems

 Overview. On December 9, 2021, we, through our wholly-owned subsidiary, Clarion Strategic Capital EquityCo, LLC, acquired an indirect equity ownership interest in Clarion Safety Systems, LLC (“Clarion”). As of June 30, 2026, we owned approximately 94% of the outstanding equity in Clarion. The remaining indirect equity ownership in Clarion is held by members of the Clarion executive management team. In connection with the transaction, our indirect subsidiary, Clarion Safety Buyer, LLC (the “Clarion Buyer”) entered into a Unit Purchase Agreement (the “Clarion Purchase Agreement”) with the pre-closing members of Clarion (the “Clarion Sellers”) and Clarion Investment Holdings, LLC, as the seller representative, pursuant to which the Clarion Buyer paid aggregate consideration of approximately $67.5 million less approximately $0.5 million related to Clarion management’s rollover amount, subject to certain net working capital, transaction expenses, and other customary post-closing purchase price adjustments (the “Clarion Acquisition”). The Clarion Purchase Agreement contains customary representations, warranties, and covenants by the Clarion Buyer and the Clarion Sellers. Our investment in Clarion is comprised of an indirect common equity interest investment of approximately $50.8 million (which reflects our additional equity investment of $4.0 million in June 2022) and a concurrent debt investment of approximately $22.5 million made through our wholly-owned subsidiary, Clarion Strategic Capital DebtCo, LLC, in the form of a senior secured note issued jointly and severally by the Clarion Buyer and Clarion.

Company Overview. Founded in 1990 and headquartered in Milford, Pennsylvania, Clarion is a provider of standards-based visual safety labels and signs that support original equipment manufacturers, facility owners, and employers in reducing risk and protecting workers. Clarion serves thousands of customers across the world in a large and diverse set of industries. Customers rely upon Clarion’s expertise to help them navigate applicable regulatory and safety standards related to risk communication, resulting in the implementation of tailored systems of risk reduction. We believe that Clarion’s products are a cost-effective and necessary method for protecting users from potential liability as adequate warning labels and signs are required by OSHA and other industry bodies, and support a potentially durable business model.

Investment Highlights. The total revenue for Clarion for the trailing twelve months ended June 30, 2026 was approximately $36.0 million.

Growth Opportunities. We believe the following are key growth opportunities for Clarion: (i) market growth, (ii) new customer wins and wallet share expansion driven by sales and marketing expansion, (iii) service offering expansion and (iv) strategic acquisitions including those listed below since our investment in Clarion:

●	In June 2022, we made an additional equity investment in Clarion of approximately $3.9 million for Clarion’s acquisition of Machine Safety Specialists. Founded in 1977, Machine Safety Specialists’ engineering consulting services include machine safety audits and risk assessments, machine safeguarding plans, verification and validation services and other workstreams that contribute to clients’ compliance with applicable machine safety standards.

●	In December 2023, we made an additional equity investment in Clarion of approximately $6.4 million for Clarion’s acquisition of Arrow Industrial Solutions, LLC (“Arrow”) headquartered in Ravenna, Ohio. Arrow designs, engineers, manufactures, and installs machine safeguarding solutions serving manufacturing facilities.

●	In February 2025, we made an additional equity investment in Clarion of approximately $13.5 million for Clarion’s acquisition of McLoone Metal Graphics (“McLoone”). Founded in 1954 and headquartered in La Crosse, Wisconsin, McLoone manufactures metal nameplates/ID plates and flexible labels utilized by Original Equipment Manufacturers and other suppliers in a variety of end markets. McLoone’s products complement Clarion’s products and services for its customers’ industrial safety needs.

Vektek Holdings

Overview. On May 6, 2022, we, through our wholly-owned subsidiary, Vektek Strategic Capital EquityCo, LLC acquired an approximately 84% indirect equity ownership interest in Vektek Holdings, LLC (“Vektek”). Our total investment of $81.3 million in Vektek is comprised of an indirect common equity interest investment of approximately $56.9 million and a concurrent debt investment of approximately $24.4 million made through our wholly-owned subsidiary, Vektek Strategic Capital DebtCo, LLC, in the form of a senior secured note issued by Vektek. After the closing of the transaction, substantially all of the remaining Vektek equity was owned by certain of the pre-closing members of Vektek. On June 30, 2023, we made an additional senior debt investment in Vektek of approximately $25.0 million. The senior debt accrues interest at a variable rate and will mature on May 6, 2029.

Company Overview. Founded in 1974 and headquartered in St. Joseph, Missouri, Vektek designs, engineers and manufactures automated workholding solutions for CNC (Computer Numerical Control) machining. Vektek’s products, including its high-pressure hydraulic clamps, are essential to machine automation, tight tolerance machining and user production throughput. Vektek serves domestic and international machining customers in end markets including general industrial, automotive, agriculture, medical devices, technology and aerospace. Vektek’s products serve a large installed base that we believe are typically a minimal component of the customers’ overall engineering spend and which we believe has the potential to result in a return on investment for Vektek customers.

Investment Highlights. The total revenue for Vektek for the trailing twelve months ended June 30, 2026 was approximately $36.4 million.

Growth Opportunities. We believe the following are key growth opportunities for Vektek: (i) further existing customer penetration driven by product adoption/automation, new customer wins and Vektek’s sales and marketing expansion initiatives, (ii) further end-market diversification, (iii) accretive acquisitions and (iv) new product development.

TacMed Solutions

Overview. On March 24, 2023, we, through our wholly-owned subsidiary, TM Strategic Capital EquityCo, LLC acquired an approximately 95.5% indirect equity ownership interest in Tacmed Holdings, LLC (“TacMed Solutions”). Our total investment of $106.0 million in TacMed Solutions is comprised of an indirect common equity interest investment of approximately $77.0 million and a concurrent debt investment of approximately $29.0 million made through our wholly-owned subsidiary, TM Strategic Capital DebtCo, LLC, to subsidiaries of TacMed Solutions in the form of senior secured debt. Following the closing of the transaction, in addition to our ownership, the remaining TacMed Solutions’ equity is owned by certain members of the current TacMed Solutions’ executive management team as well as TacMed Solutions’ founder, Ross Johnson.

Company Overview. Founded in 2003 and headquartered in Anderson, South Carolina, TacMed Solutions designs, develops and manufactures medical products that equip, train and protect professionals in pre-hospital, emergency trauma situations. TacMed Solutions’ suite of traumatic injury products, hemorrhage control tourniquets, immobilization tools and critical care kits serve first responders, military, law enforcement and civilian public safety operations. TacMed Solutions’ medical simulation training solutions combine advanced technology and durable materials to offer customers high fidelity training simulators. These human body simulators, isolated wound area task trainers and K-9 animal simulators provide realistic replicas for emergency medical personnel training exercises. TacMed Solutions reaches end customers directly through its sales force and through strategic partner distributors across the United States and internationally.

Investment Highlights. The total revenue for TacMed Solutions for the trailing twelve months ended June 30, 2026 was approximately $48.8 million.

Growth Opportunities. We believe the following are key growth opportunities for TacMed Solutions: (i) further new customer acquisition and existing customer wallet share gains driven by product innovation and expansion of the serviceable market, (ii) potential to accelerate growth in civilian/public access channels given favorable public safety awareness trends and (iii) strategic acquisitions to further expand product offering and sales channels.

●	In June 2025, TacMed acquired RINI Technologies (“RINI”). RINI designs, engineers and manufactures advanced thermal management solutions for military, first responder, medical and auto racing end markets. Focused on research and development, innovative products and custom customer solutions, we believe RINI has the potential to provide TacMed with additional product offerings to serve customers in its core markets, access to new markets, and expansion of TacMed’s product development capabilities. RINI was founded in 2000 and is headquartered in Oviedo, Florida.

Sill Public Adjusters

Overview. On October 20, 2023, we, through our wholly-owned subsidiary, Sill Strategic Capital EquityCo, LLC acquired an approximately 99.1% indirect equity ownership interest in WCG Sill Adjusting LLC, an Ohio limited liability company (“Sill”). Our total investment of approximately $74.4 million in Sill is comprised of an indirect common equity interest investment of approximately $58.5 million and a concurrent senior secured debt investment of approximately $15.9 million made through our wholly-owned subsidiary, Sill Strategic Capital DebtCo, LLC. Following the closing of the transaction, in addition to our ownership, certain members of the current Sill executive management team will participate in the equity and debt ownership with us. As of June 30, 2026, we owned approximately 94% of Sill.

Company Overview. Founded in 1928, and headquartered in Cleveland, Ohio. Sill is a specialty insurance consulting firm exclusively representing business and property owners in connection with their property insurance claims. As a specialty insurance consulting firm for nearly 100 years, Sill focuses on providing expert claim preparation, management, and resolution services across North America and the Caribbean. Through its wide range of services (including end-to-end property loss adjusting, forensic accounting, and business interruption analysis), Sill seeks to deliver expert representation and support for claims stemming from fire, catastrophic, and other related events. Consistent with this outlook, we believe that Sill has a continued opportunity to grow through both market size increases and market share gains.

Investment Highlights. Sill’s total revenue for the trailing twelve months ended as of June 30, 2026 was approximately $43.8 million.

Growth Opportunities. We believe the following are key growth opportunities for Sill: (i) accelerate marketing and business development initiatives for national brand awareness, (ii) increased market penetration and use of public adjusters by policyholders, (iii) expand geographic footprint with new offices, (iv) broaden the suite of services provided and (v) strategic acquisitions for consolidation within the fragmented industry including the one listed below since our investment in Sill:

●	In June 2024, we made an additional equity investment in Sill of approximately $24 million to partially finance Sill’s acquisition of Seltser & Goldstein Public Insurance Adjusters (“S&G”). Founded in 1935 and headquartered in Peabody, Massachusetts, S&G is a public insurance adjuster primarily representing residential and commercial property owners in similar to Sill. We believe this acquisition further demonstrates Sill management’s initiative to expand its geographic footprint and offer its services and technical expertise to a broader customer base.

●	In December 2024, we made an additional equity investment in Sill of $8 million to finance Sill’s acquisition of Young Adjustment Company (“Young”). Founded in 1920 and headquartered in Blue Bell, Pennsylvania, Young is a public adjusting firm serving the Philadelphia market.

●	In November 2025, we made an additional equity investment of $5.7 million to finance Sill’s acquisition of Precision Public Adjusting (“Precision”). Founded in 2020 and headquartered in Suwanee, Georgia, Precision is a public adjusting firm primarily serving residential customers in the greater Atlanta market.

●	In April 2026, we made an additional equity investment of $1.8 million to finance Sill’s acquisition of Berman Adjusters (“Berman”). Founded in 1984 and headquartered in Newton, Massachusetts, Berman is a public adjusting firm serving both residential and commercial customers in the greater New England market.

USA Water

Overview. On February 21, 2024, we, through our wholly-owned subsidiaries, USAW Strategic Capital EquityCo, LLC and USAW Strategic Capital DebtCo, LLC, made a co-investment in USA Water Intermediate Holdings, LLC (“USA Water”) of approximately $10.0 million. Our co-investment is comprised of a combination of a minority common share equity position of approximately $8.6 million and $1.4 million of senior secured subordinated notes. Our equity investment represents approximately 5.0% of the total equity ownership of USA Water. The co-investment is alongside an LLCP institutional fund and affiliate of the Sub-Manager.

Company Overview. Headquartered in Rosenberg, Texas, USA Water is a provider of operations and maintenance services for water and wastewater systems across the Southeast, United States. USA Water’s non-discretionary services enable municipalities and utility districts to entrust their water infrastructure maintenance, asset management, and regulatory compliance needs to a professional partner of scale. USA Water’s technical expertise and comprehensive service offerings play a critical role in ensuring the integrity, safety, and reliability of clean, high-quality water access. USA Water provides customers with wastewater facility operations, pipe repair and maintenance, meter reading, new water tap installations, regulatory & compliance, and billing and administrative services.

Investment Highlights. We believe USA Water represents a stable, cycle-resilient business given the installed and aging U.S. water infrastructure grid and continued population growth in the geographies that USA Water serves. The total revenue for USA Water for the trailing twelve months ended June 30, 2026, was approximately $171.8 million. We believe that continued growth in the overall outsourced U.S. water and wastewater treatment market is supported by increased adoption of outsourcing and aging municipal infrastructure that requires more maintenance and repair.

Growth Opportunities. The following are key growth opportunities for USA Water: (i) broadening USA Water’s service capabilities, (ii) expanding USA Water’s geographic footprint, and (iii) accelerating strategic acquisitions to further bolster USA Water’s scale and presence.

●	In August 2024, USA Water acquired AWR Services, Inc. (“AWR”). Headquartered in Austin, Texas, AWR provides utility management services to the water and wastewater industry. AWR is a strategic acquisition serving to broaden USA Water’s service capabilities, expand its geographic footprint, diversify its customer base, and contribute to increased scale of the business.

●	In February 2025, USA Water acquired Cenla Environmental Science (“Cenla”). Founded in 1994 and headquartered in Alexandria, Louisiana, Cenla is a provider of water and wastewater laboratory testing, operations, and maintenance services for municipal and commercial customers.

●	In May 2025, USA Water acquired Florida Utility Solutions (“FUS”). Headquartered in Naples, Florida, FUS is a provider of operations, maintenance, and repair services for water and wastewater treatment plants throughout the state of Florida.

●	In August 2025, USA Water acquired Tindall Enterprises, Inc. (“Tindall”). Headquartered in Blackshear, Georgia, Tindall provides full-scale water utility, laboratory and property environmental services to municipal, agricultural, industrial, and private entities.

●	In January 2026, USA Water acquired DigDug Construction, LLC (“DigDug”). Headquartered in Austin, Texas, DigDug provides construction services to a wide range of stormwater, pond systems, including retention, detention, biofiltration, and water quality ponds. The company provides full-service construction, maintenance, inspection and best management practice compliance services to its customers.

●	In April 2026, USA Water acquired South Florida Lift Stations (“SFLS”). Headquartered in Fort Myers, Florida, SFLS is a provider of wastewater infrastructure solutions, specializing in lift stations, septic tanks, irrigation stations, and commercial and residential control systems. The acquisition strengthens USA Water’s presence in the South Florida market.

Law Business Research

Overview. On June 17, 2024, we, through our wholly-owned subsidiary, LBR Strategic Capital EquityCo, LLC, made an investment in Law Business Research (“LBR”) of approximately $59.4 million to acquire an indirect minority equity interest of 7.3% ownership in LBR. Our co-investment joins other owners, including LBR EquityCo, a majority owned subsidiary of Levine Leichtman Capital Partners VI, L.P. (“LLCP VI”), an institutional fund and affiliate of the Sub-Manager, certain members of LBR management, and Intermediate Capital Group (“ICG”), a global alternative asset manager based in London, which is unrelated to the Sub-Manager. ICG holds a controlling equity interest in LBR. As of June 30, 2026, we owned approximately 8% of LBR.

Company Overview. LBR is a technology-driven information services business powering the global legal, intellectual property and governance, risk and compliance markets. LBR’s proprietary intelligence, data, and insight services are dedicated to supporting legal professionals in understanding market trends, regulatory developments and best practices. LBR goes to market under multiple proprietary brands led by its Lexology platform to provide its legal professional and corporate clients with subscription-based services for analytical content, informed case strategy, conducting research and to drive business development opportunities across its client base. Established in 1996, LBR has over 550 employees with headquarters in London, and offices in Washington, DC, Austin, New York and Hong Kong.

Investment Highlights. We believe that LBR is a resilient business given the potential for consistent demand of law firms, professional services firms and corporations for third-party legal technology information services to better serve their clients, customers and internal organizations. The total revenue for LBR for the trailing twelve months ended June 30, 2026 was approximately $236.7 million. We believe that LBR has an attractive financial profile which is supported by a high percentage of subscription based recurring revenue, its EBITDA margins and high free cash flow conversion.

Growth Opportunities. We believe the following are key growth opportunities for LBR: (i) accelerate billings/revenue through further investment in sales, marketing and new product development, (ii) enhance cross-sell opportunities across a broader customer base, (iii) continue acquisition of strategic targets with new, complementary products/services, and (iv) capitalize on the information technology and services value-added expertise in its partnership with ICG.

●	In April 2025, we made an additional investment in LOCI Topco Limited (“LBR”) of approximately $25.8 million to partially finance the merger of LBR and ALM Global LLC (“ALM”). ALM was founded in 1979 and is headquartered in New York, New York. Through its leading Law.com platform, ALM offers a global legal newsroom for professionals utilizing proprietary data intelligence, expert analysis and industry insights serving both the practice and business of law. ALM, in combination with LBR, creates a newly formed group uniquely positioned to serve clients globally by combining ALM’s deep U.S. market penetration with LBR’s strong U.K. and global presence.
●	In October 2025, LBR acquired Legal Geek, a legal technology events platform headquartered in London.
●	In December 2025, LBR acquired TLTF Summit, a conference for decision-makers at the intersection of law and technology.

MAP Retirement

Overview. On July 18, 2024, we, through our wholly-owned subsidiary, MAP Strategic Capital EquityCo, LLC acquired an approximately 50.5% indirect equity ownership interest in Madison Retirement Holdings TopCo, LLC (“MAP”). Our total investment of $29.5 million in MAP is comprised of an indirect common equity interest investment of approximately $21.5 million and a concurrent debt investment of $8.0 million made through our wholly-owned subsidiary, MAP Strategic Capital DebtCo, LLC, in the form of a senior secured note issued by MAP. At the closing of the transaction, substantially all of the remaining MAP equity is owned by certain of the pre-closing members of MAP and management. As of June 30, 2026, we owned approximately 57% of MAP.

Company Overview. MAP Retirement is a third-party administrator of retirement plans. Serving small and mid-sized businesses across all 50 states, MAP provides customers with plan design and implementation, plan administration, compliance, fiduciary services and customized support to approximately 3,700 plans and 200,000 participants. Established in 1993, MAP has over 100 employees and is headquartered in Appleton, Wisconsin.

Investment Highlights. We believe that MAP is a provider of resilient, non-discretionary services to a large industry. MAP Retirement’s total revenue for the trailing twelve months ended June 30, 2026 was approximately $52.2 million. We believe that MAP has an attractive financial profile supported by the potential for high recurring revenue, its EBITDA margins and high free cash flow conversion.

Growth Opportunities. We believe the following are key growth opportunities for MAP: (i) customer retirement plan and associated participant growth, (ii) enhance cross-sell opportunities across a broader customer base, (iii) expand regional and national sales and marketing efforts as scale of the business develops, and (iv) continue acquisition of strategic targets with new, complementary products/services.

●	In November 2024, we made an additional equity investment in MAP Retirement of $9 million to partially finance MAP Retirement’s acquisition of Qualified Plan Consultants (“QPC”). QPC is a third-party retirement plan consulting and administration firm headquartered in Des Moines, Iowa. We believe this acquisition bolsters MAP Retirement’s presence in Iowa and the Midwest.
●	In November 2024, we made an additional equity investment in MAP Retirement of $7 million to partially finance MAP Retirement’s acquisition of AimPoint Pension (“AimPoint”). AimPoint is a third-party retirement plan consulting and administration firm headquartered in Pompano Beach, Florida. We believe this acquisition will strengthen MAP Retirement’s Southeast presence.
●	In December 2024, we made an additional equity and debt investment in MAP Retirement of $27 million to partially finance MAP Retirement’s acquisition of Pension Plan Specialists (“PPS”). PPS is a full-service third-party administrator for retirement plans headquartered in Vancouver, Washington. PPS aligns with MAP Retirement’s strategic focus on small to mid-sized businesses and extends MAP Retirement’s presence in the Pacific Northwest.
●	In January 2025, MAP acquired Retirement Service Group, a third-party administrator for retirement plans headquartered in Orange, California.
●	In January 2025, we made an additional equity investment in MAP of $4 million to purchase the equity interests of a minority shareholder of the company.
●	In July 2025, MAP acquired Blue Chip Retirement Plans, Inc. (“Blue Chip”), headquartered in Milwaukee, Wisconsin. Blue Chip offers specialized third-party administrator services to small to mid-size employers in designing retirement plans to fit the needs of its owners and employees.
●	In October 2025, MAP acquired Retirement Solutions Specialists, a third-party administrator for retirement plans headquartered in Jacksonville, Florida.

International Franchise Professionals Group

Overview. On June 23, 2025, we, through our wholly-owned subsidiary, IFPG Strategic Capital EquityCo, LLC acquired an approximately 91% indirect equity ownership interest in International Franchise Professionals Group (“IFPG”). Our total investment of approximately $113.5 million in IFPG is comprised of an indirect common equity investment of $90.5 million and a concurrent debt investment of $23.0 million made through our wholly-owned subsidiary, IFPG Strategic Capital DebtCo, LLC, in the form of a senior secured note issued by IFPG. At the closing of the transaction, the remaining IFPG equity is owned by the founder, Don Daszkowski, and other members of the management team.

Company Overview. IFPG is a membership-based organization serving more than 1,500 franchise professionals. As one of the largest member networks and marketplaces dedicated to the franchise industry, IFPG’s customer community is made up of franchisors, franchise consultants and vendors who help potential candidates through the process of identifying and investing in a franchise business. Nationally-recognized franchise companies have chosen IFPG and its members to represent their brands, and hundreds of experienced franchise consultants have chosen IFPG to power their businesses helping aspiring entrepreneurs realize their dreams of business ownership. Established in 2012, IFPG is headquartered in Parlin, New Jersey and serves its customers across the U.S.

Investment Highlights. We believe that IFPG’s expertise and critical positioning within the franchise development lifecycle enable growth for all its members. We believe IFPG’s operating history and value proposition to its customers contribute to its economic resiliency. We believe that IFPG has an attractive financial profile driven by the recurring revenue of its monthly membership fees, strong EBITDA margins and the potential for high free cash flow conversion.

Growth Opportunities. We believe the following are key growth opportunities for IFPG: (i) proactively expanding the pool of high-quality franchisors and consultants enhancing the network effects of the marketplace, (ii) rolling out and increasing engagement with additional IFPG services, (iii) continuing to drive value in IFPG’s events segment, and (iv) evaluating acquisition of strategic, complementary targets.

●	In December 2025, we made an additional debt investment of $4.5 million to finance IFPG’s acquisition of Franchise Business Review, a leading franchise survey platform. Founded in 2004 and headquartered in Portsmouth, New Hampshire, Franchise Business Review is a technology-enabled platform performing franchisee surveys for franchise brands to improve insights into its operational and franchise development performance and leverages its data for research and benchmarking studies, awards licensing and advertising.
●	In April 2026, we made an additional equity investment of $3.0 million to finance IFPG’s acquisition of Business Alliance Inc. (“Business Alliance”). Founded in 1991 and headquartered in Tacoma, Washington, Business Alliance is a franchise brokerage and consultancy business serving the franchise industry.

Shipley Do-Nuts

Overview. On September 25, 2025, we, through our wholly-owned subsidiaries, SDC Strategic Capital EquityCo, LLC and SDC Strategic Capital DebtCo, LLC, made an approximately $7.5 million co-investment alongside other vehicles managed by affiliates of the Sub-Manager in SDC Holdco LLC, which owns a controlling equity interest in the Shipley Do-Nuts business (“Shipley Do-Nuts”). In July 2025, Levine Leichtman Capital Partners VII, L.P., an affiliate of the Sub-Manager, acquired a controlling equity interest in Shipley Do-Nuts through SDC Holdco LLC. Our co-investment is comprised of a combination of an indirect minority common share equity position of approximately $6.8 million and $0.7 million through a participation interest in the second lien secured debt of Shipley Do-Nuts. Our equity investment represents approximately 3% of the total equity ownership of Shipley Do-Nuts. Our investment in Shipley Do-Nuts was acquired from LLCP VII at the same price and on substantially similar terms and conditions as LLCP VII’s initial investment in July 2025. The terms of the transaction were approved by our board of directors, including all of the independent directors of our board of directors, as fair and reasonable to us and at a price to us no greater than the cost of the asset to LLCP VII.

Company Overview. Headquartered in Houston, Texas, Shipley Do-Nuts is one of the nation’s largest donut and kolache brands, providing handcrafted, fresh-made-daily donuts, kolaches and coffee at over 375 locations across 14 states. With more than 60 varieties of donuts and kolaches, Shipley Do-Nuts has built a strong reputation during its 90+ year operating history for providing high quality products and exceptional customer service. Shipley Do-Nuts was founded in 1936.

Investment Highlights. We believe Shipley Do-Nuts has delivered robust historical growth across both same-store sales and unit count and continues to build upon a strong reputation for high quality products and customer service that it established over its 90+ year operating history. We believe Shipley Do-Nuts operates in the attractive donut market and has strong brand awareness. We believe Shipley Do-Nuts is highly franchised and has an established franchise network. Lastly, we believe Shipley Do-Nuts has an attractive financial profile driven by its largely recurring revenue base and high free cash flow conversion.

Growth Opportunities. We believe the following are key growth opportunities for Shipley Do-Nuts: (i) continued track record of positive same-store sales growth, (ii) continue to open new units, and (iii) investment in marketing and other areas.

USA Industries

Overview. On December 11, 2025, we, through our wholly-owned subsidiaries, USA-Ind Strategic Capital EquityCo, LLC and USA-Ind Strategic Capital DebtCo, LLC, made an approximately $5.0 million indirect co-investment alongside other vehicles managed by affiliates of the Sub-Manager in USA Industries TopCo, LLC, which owns a controlling equity interest in USA Industries (“USA Industries”). Our co-investment is comprised of a combination of an indirect minority common share equity position of approximately $4.2 million and $0.8 million through a participation interest in secured debt of USA Industries. Our equity investment represents approximately 4% of the total equity ownership of USA Industries.

Company Overview. Headquartered in Houston, Texas, USA Industries is a manufacturer of industrial flow control and testing products serving refinery / petrochemical, chemical, and industrial end markets. USA Industries was founded in 1982.

Investment Highlights. Over its 40+-year operating history, we believe that USA Industries’ historical revenue growth has been supported, in part, by its long-tenured and diverse customer base. We further believe that the large number of products in USA Industries’ product portfolio combined with USA Industries’ in-house engineering capabilities enable potential competitive advantages through the speed of delivery of its products, high customer service, and customization. As the installed base of infrastructure continues to age, we believe that USA Industries is well positioned to benefit from the anticipated product demand associated with required maintenance, repairs and operational needs within the end markets which USA Industries serves.

Growth Opportunities. The following are key growth opportunities for USA Industries: (i) sales force optimization, (ii) geographic expansion, (iii) new product development, and (iv) strategic M&A to further bolster the company’s scale and presence.

Financing Line of Credit

CNL Strategic Capital B, Inc. (“Borrower”), our wholly-owned subsidiary, us, and Valley National Bank, a Tennessee banking corporation, (referred to as “Valley National Bank”) have entered into a Loan and Security Agreement, as amended, (the “Loan Agreement”) for a fifty million dollar ($50.0 million) revolving line of credit (the “Line of Credit”). Under the Loan Agreement, in the sole and absolute discretion of Valley National Bank, the Line of Credit may be increased to a maximum commitment amount of one hundred million dollars ($100 million). If increased, the additional commitment amount will be subject to a commitment fee of twenty-five hundredths of one percent (0.25%) on such an increased Line of Credit amount if utilized. The Borrower is required to pay interest on any borrowed amounts under the Line of Credit at a rate per year equal to the 1-Month Term secured overnight financing rate (“SOFR”) plus 2.75%. Interest payments are due on the first calendar day of the month in arrears. Furthermore, the Borrower is required to pay a quarterly unused borrowing fee at an annual rate of fifteen hundredths of one percent (0.15%) on the difference between (i) the fifty million dollar Line of Credit amount and (ii) the aggregate average daily balance of outstanding borrowings under the Line of Credit during such quarter. The Borrower may prepay, without penalty, all or any part of the borrowings under the Loan Agreement at any time and such borrowings are required to be repaid within one hundred and eighty (180) days of the borrowing date. Under the Loan Agreement, we are required to comply with certain covenants including the requirement to provide certain financial and compliance reports to Valley National Bank and restrictions on incurring certain levels of additional debt by us. Under the Loan Agreement, the Line of Credit may be used to finance the repurchase of our shares from our shareholders in an amount not to exceed 90% of our trailing six months new net investment proceeds excluding reinvested distributions. Additionally, unless further extended, the Loan Agreement has a maturity date of November 15, 2026. In connection with the Loan Agreement, we previously entered into a Guaranty agreement to act as a guarantor of the Borrower’s outstanding borrowings under the Loan Agreement (the “Guaranty Agreement”) we and the Borrower also entered into a pledge and assignment of bank and deposit accounts (“Pledge Agreement”) in favor of Valley National Bank. Under the Pledge Agreement, we are required to maintain accounts with Valley National Bank, including to contribute proceeds from the Company’s offering, as a pledge of collateral to pay down the outstanding debt to the extent there are any borrowings outstanding under the Loan Agreement.

Management

The following disclosure supersedes and replaces the sections “Management—Sub-Management Fees” and “Management—Transaction Fees,” respectively, which first appears on page 108 of the Prospectus.

Sub-Management Fees

The Sub-Management Agreement provides that the Sub-Manager will receive 50% of the base management fees and total return incentive fees payable under the Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement and subject to further reduction for the portion of monitoring fees attributable to us as described under “—Monitoring Fees” below. Such fees are payable by the company to the Sub-Manager on a monthly basis in arrears. Any deferral, waiver or other modification of the fees to be paid by the company (including, without limitation, the manner and timing by which such fees are paid or payable by the company) will require the prior written consent of the Sub-Manager.

Transaction Fees

The Sub-Manager and its affiliates may charge our businesses transaction fees including, without limitation, investment banking fees, financing fees, capital fees, arrangement fees, structuring fees, acquisition advisory fees, disposition fees, liquidation fees, break-up fees and other similar fees in connection with services customarily performed in connection with the management of our businesses and therefore our shareholders may be indirectly subject to such fees. Pursuant to the Sub-Management Agreement, the Sub-Manager and its affiliates are entitled to transaction fees, which, per calendar year, are limited to:

●	Up to $1.5 million if the company has less than $300 million of total assets. Any transaction fees received by the Sub-Manager and its affiliates in excess of $1.5 million, if we have less than $300 million of total assets, shall be paid to the company.

●	Up to $2.0 million if the company has greater than $300 million but less than $500 million of total assets. Any transaction fees received by the Sub-Manager and its affiliates in excess of $2.0 million, if we have $300 million or greater of total assets but less than $500 million of total assets, shall be paid to the company.

●	Up to $2.5 million if the company has greater than $500 million but less than $750 million of total assets. Any transaction fees received by the Sub-Manager and its affiliates in excess of $2.5 million, if we have $500 million or greater of total assets but less than $750 million of total assets, shall be paid to the company.

●	Up to $3.0 million if the company has greater than $750 million but less than $1 billion of total assets. Any transaction fees received by the Sub-Manager and its affiliates in excess of $3.0 million, if we have $750 million or greater of total assets but less than $1.0 billion of total assets, shall be paid to the company.

●	Up to $3.5 million if the company has greater than $1 billion of total assets. Any transaction fees charged to businesses in excess of $3.5 million shall be paid to the company.

On a quarterly basis, our board of directors receives a report of all transaction fees charged to our businesses by the Sub-Manager and its affiliates, including the reasonable details of services actually performed for such fees. Prior to any transaction fee that individually or as a series of related expenses exceeds $100,000 being charged to any of our businesses, the Sub-Manager shall obtain the approval of a majority of our board of directors, including a majority of the independent directors.

Only that portion of any transaction fee payable in respect of our equity interest in an applicable business on a basic share basis (and, in the case of any convertible preferred or other convertible instrument, assuming such instrument had been converted into equity) will be subject to the limitations set forth above.

The following disclosure supplements the section entitled “Management”, which first appear on page 108 of the Prospectus as a new section entitled “Monitoring Fees.”

Monitoring Fees

Affiliates of the Sub-Manager may charge periodic monitoring or similar fees to our minority equity positions (i.e., businesses in which the company does not own more than 50% of the voting securities) in connection with ongoing monitoring services provided by such affiliates with respect to those businesses (“monitoring fees”). Affiliates of the Sub-Manager are not permitted to charge monitoring fees to any business in which the company owns more than 50% of the voting securities.

For any calendar month in which an affiliate of the Sub-Manager has received monitoring fees from one or more of our businesses, the Sub-Manager’s share of the base management fee otherwise payable to it for such month will be reduced (but not below zero) by the pro rata portion of any monitoring fees attributable to us based on our equity interest in the applicable business on a basic share basis (and, in the case of any convertible preferred or other convertible instrument, assuming such instrument had been converted into equity). Any excess of such attributable monitoring fees over the Sub-Manager’s share of the base management fee for a given month will be carried forward on a cumulative basis to reduce the Sub-Manager’s share of the base management fee in subsequent months.

At the end of each calendar year (or upon earlier termination of the Sub-Management Agreement), any cumulative excess monitoring fee amounts that remain unapplied will be applied first as an offset against the total return incentive fee, if any, payable to the Sub-Manager for that year. To the extent any excess monitoring fee amounts remain after such offset (including where no total return incentive fee is payable), the Sub-Manager will pay such remaining amount in cash to us within 30 days following the end of the applicable calendar year (or termination, as applicable).

No later than five business days after the end of each calendar month, the Sub-Manager will deliver to the Manager and to us a written statement setting forth (i) the identity of each business from which monitoring fees were received during such month, (ii) the amount of monitoring fees received from each such business, (iii) the amount of monitoring fees from each such business attributable to us and (iv) the resulting reduction to the Sub-Manager’s share of the base management fee for such month. On a quarterly basis, our board of directors will receive a report of all monitoring fees charged to our businesses by affiliates of the Sub-Manager, including the identity of such businesses, the amount allocated to us, and the resulting offset against the base management fee. Monitoring fees are not transaction fees and are not subject to the annual caps described above under “—Transaction Fees.”

Additional Reference Updates

All references to the Sub-Management Fees provided under the Sub-Management Agreement are hereby updated to be “subject to further reduction for the portion of monitoring fees attributable to us” as described under “Monitoring Fees.”

All references that the base management fee and total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under “the Management Agreement and the Expense Support and Conditional Reimbursement Agreement” are hereby supplemented to also include “the Sub-Management Agreement.”

Compensation of the Manager, the Sub-Manager and the Managing Dealer

The following disclosure supersedes and replaces footnote (4) to the table under the section entitled “Compensation of the Manager, the Sub-Manager and the Managing Dealer,” respectively, which first appears on page 137 of the Prospectus.

(4) These fees may or may not be taken in whole or in part at the discretion of the Manager or the Sub-Manager. All or any part of these fees not taken as to any period shall be deferred without interest and may be taken in any other period as the Manager or the Sub-Manager shall determine. Our businesses may pay transaction fees to the Sub-Manager and its affiliates for services the Sub-Manager or its affiliates provide to them and therefore our shareholders may be indirectly subject to such fees. See “Management—Sub-Management Agreement—Transaction Fees.” Affiliates of the Sub-Manager may charge periodic monitoring or similar fees to our minority equity positions (i.e., businesses in which the company does not own more than 50% of the voting securities) in connection with ongoing monitoring services provided by such affiliates with respect to those businesses. See “Management—Sub-Management Agreement—Monitoring Fees.”

Financial Statements

The Prospectus is hereby supplemented with the following financial information, which is excerpted from Part I—Item 1. “Financial Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2026.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2026 (Unaudited)	December 31, 2025
Assets
Investments at fair value:
Portfolio company investments (amortized cost of $1,053,174 and $1,029,526, respectively)	$1,478,425	$1,404,092
Cash and cash equivalents	80,383	84,798
Receivable for shares sold	—	14,106
Paid-in-kind (“PIK”) receivable	2,008	—
Prepaid expenses and other assets	339	165
Total assets	1,561,155	1,503,161
Liabilities
Due to related parties, net (Note 5)	17,037	31,790
Payable for shares repurchased	34,347	28,056
Deferred tax liabilities, net	28,061	22,909
Accounts payable and other accrued expenses	1,808	2,049
Total liabilities	81,253	84,804
Commitments and contingencies (Note 11)
Members’ Equity (Net Assets)
Preferred shares, $0.001 par value, 50,000 shares authorized and unissued	—	—
Class FA Common shares, $0.001 par value, 7,400 shares authorized; 4,844 shares issued; 3,616 and 3,724 shares outstanding, respectively	4	4
Class A Common shares, $0.001 par value, 94,660 shares authorized; 10,151 and 9,559 shares issued, respectively; 9,176 and 9,026 shares outstanding, respectively	9	9
Class T Common shares, $0.001 par value, 558,620 shares authorized; 4,354 and 4,155 shares issued, respectively; 1,841 and 2,171 shares outstanding, respectively	2	2
Class D Common shares, $0.001 par value, 94,660 shares authorized; 3,456 and 3,419 shares issued, respectively; 2,961 and 3,051 shares outstanding, respectively	3	3
Class I Common shares, $0.001 par value, 94,660 shares authorized; 21,407 and 19,501 shares issued, respectively; 17,706 and 16,598 shares outstanding, respectively	17	17
Class S Common shares, $0.001 par value, 100,000 shares authorized; 1,770 shares issued; 1,652 and 1,688 shares outstanding, respectively	2	2
Capital in excess of par value	1,150,862	1,124,711
Distributable earnings	329,003	293,609
Total Members’ Equity	$1,479,902	$1,418,357

Net asset value per share:
Class FA	$44.34	$42.98
Class A	$39.14	$38.21
Class T	$39.06	$38.15
Class D	$38.87	$37.94
Class I	$39.50	$38.64
Class S	$44.81	$43.48

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Investment income
From portfolio company investments:
Interest income	$10,794	$10,475	$21,483	$20,771
Dividend income	8,622	5,009	17,575	8,940
PIK income	2,336	1,896	4,536	3,552
From cash accounts
Interest income	444	837	875	1,860
Total investment income	22,196	18,217	44,469	35,123
Operating expenses
Total return incentive fees	7,050	13,079	13,029	13,467
Base management fees	6,860	5,765	13,434	11,070
Offering expenses	201	610	383	1,150
Professional services	758	824	1,778	1,488
Pursuit costs	106	274	244	691
Distribution and shareholder servicing fees	493	497	998	988
Custodian and accounting fees	333	148	500	296
Insurance expense	63	55	118	110
Director fees and expenses	63	52	144	103
General and administrative expenses	157	102	216	183
Interest expense	53	99	87	156
Total operating expenses	16,137	21,505	30,931	29,702
Expense support	—	(3,883)	—	(3,892)
Reimbursement of expense support	970	—	970	—
Net operating expenses	17,107	17,622	31,901	25,810
Net investment income before taxes	5,089	595	12,568	9,313
Income tax expense	(68)	(30)	(100)	(47)
Net investment income	5,021	565	12,468	9,266
Realized and unrealized gain (loss) on investments and foreign currency
Net change in unrealized appreciation on investments, including unrealized foreign currency gain (loss):
Portfolio company investments	28,972	48,979	50,662	60,218
Provision for deferred taxes on investments	(2,647)	(3,640)	(5,152)	(5,013)
Total net change in unrealized appreciation on investments, including unrealized foreign currency gain (loss)	26,325	45,339	45,510	55,205
Net gain on investments	26,325	45,339	45,510	55,205
Net increase in net assets resulting from operations	$31,346	$45,904	$57,978	$64,471

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net increase in net assets resulting from operations per share
Class FA	$1.07	$1.56	$1.99	$2.17
Class A	$0.84	$1.27	$1.56	$1.81
Class T	$0.76	$1.07	$1.41	$1.57
Class D	$0.81	$1.21	$1.49	$1.72
Class I	$0.79	$1.34	$1.49	$1.86
Class S	$1.05	$1.61	$1.96	$2.22

Weighted average shares
Class FA	3,660	3,921	3,691	3,968
Class A	9,319	8,473	9,232	8,381
Class T	1,970	2,453	2,035	2,479
Class D	2,991	3,034	3,025	3,059
Class I	17,508	14,973	17,200	14,689
Class S	1,670	1,707	1,679	1,709

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

(in thousands)

	Common Shares		Capital in Excess of Par Value	Distributable Earnings	Total Net Assets
	Number of Shares	Par Value
Balance as of March 31, 2026	36,714	$37	$1,141,979	$309,035	$1,451,051
Net investment income	—	—	—	5,021	5,021
Net change in unrealized appreciation on investments	—	—	—	26,325	26,325
Distributions to shareholders	—	—	—	(11,378)	(11,378)
Issuance of common shares through the Public Offerings	953	—	37,254	—	37,254
Issuance of common shares through distribution reinvestment plan	153	—	5,975	—	5,975
Repurchase of common shares pursuant to share repurchase program	(868)	—	(34,346)	—	(34,346)
Balance as of June 30, 2026	36,952	$37	$1,150,862	$329,003	$1,479,902

	Common Shares		Capital in Excess of Par Value	Distributable Earnings	Total Net Assets
	Number of Shares	Par Value
Balance as of December 31, 2025	36,258	$37	$1,124,711	$293,609	$1,418,357
Net investment income	—	—	—	12,468	12,468
Net change in unrealized appreciation on investments	—	—	—	45,510	45,510
Distributions to shareholders	—	—	—	(22,584)	(22,584)
Issuance of common shares through the Public Offerings	1,949	1	75,810	—	75,811
Issuance of common shares through distribution reinvestment plan	306	—	11,834	—	11,834
Repurchase of common shares pursuant to share repurchase program	(1,561)	(1)	(61,493)	—	(61,494)
Balance as of June 30, 2026	36,952	$37	$1,150,862	$329,003	$1,479,902

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2025

	Common Shares		Capital in Excess of Par Value	Distributable Earnings	Total Net Assets
	Number of Shares	Par Value
Balance as of March 31, 2025	34,154	$35	$1,047,335	$207,843	$1,255,213
Net investment income	—	—	—	565	565
Net change in unrealized appreciation on investments	—	—	—	45,339	45,339
Distributions to shareholders	—	—	—	(10,547)	(10,547)
Issuance of common shares through the Public Offerings	961	1	35,176	—	35,177
Issuance of common shares through distribution reinvestment plan	146	—	5,335	—	5,335
Repurchase of common shares pursuant to share repurchase program	(302)	—	(11,190)	—	(11,190)
Balance as of June 30, 2025	34,959	$36	$1,076,656	$243,200	$1,319,892

	Common Shares		Capital in Excess of Par Value	Distributable Earnings	Total Net Assets
	Number of Shares	Par Value
Balance as of December 31, 2024	33,704	$34	$1,031,526	$199,648	$1,231,208
Net investment income	—	—	—	9,266	9,266
Net change in unrealized appreciation on investments	—	—	—	55,205	55,205
Distributions to shareholders	—	—	—	(20,919)	(20,919)
Issuance of common shares through the Public Offerings	1,771	3	64,376	—	64,379
Issuance of common shares through distribution reinvestment plan	290	—	10,510	—	10,510
Repurchase of common shares pursuant to share repurchase program	(806)	(1)	(29,756)	—	(29,757)
Balance as of June 30, 2025	34,959	$36	$1,076,656	$243,200	$1,319,892

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2026	2025
Operating Activities:
Net increase in net assets resulting from operations	$57,978	$64,471
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio company investments	(22,273)	(158,946)
Proceeds from return of capital on portfolio company investments	1,130	984
Net change in unrealized appreciation on investments and foreign currency transactions, excluding deferred taxes	(50,662)	(60,218)
PIK income	(4,536)	(3,552)
Amortization of deferred financing costs	50	—
Decrease in due to related parties	(14,753)	(13,914)
(Decrease) increase in accounts payable and other accrued expenses	(241)	522
Increase in deferred tax liabilities, net	5,152	5,013
(Decrease) increase in prepaid expenses and other assets	(144)	150
Other operating activities	—	47
Net cash used in operating activities	(28,299)	(165,443)
Financing Activities:
Proceeds from issuance of common shares	89,917	53,031
Payment on repurchases of common shares	(55,203)	(37,736)
Proceeds from line of credit	—	30,000
Distributions paid, net of distributions reinvested	(10,750)	(10,409)
Deferred financing costs	(80)	(134)
Net cash provided by financing activities	23,884	34,752
Net decrease in cash	(4,415)	(130,691)
Cash and cash equivalents, beginning of period	84,798	146,319
Cash and cash equivalents, end of period	$80,383	$15,628
Supplemental disclosure of cash flow information and non-cash financing activities:
Distributions reinvested	$11,834	$10,510
Amounts incurred but not paid (including amounts due to related parties):
Offering costs	$50	$187
Payable for shares repurchased	$34,347	$11,190

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS (UNAUDITED)

AS OF JUNE 30, 2026

(in thousands except share data)

Company (1)(2)(3)	Industry	Interest Rate	Maturity Date	Principal Amount / No. Shares	Amortized Cost	Fair Value
Senior Secured Note – First Lien – 4.5%
Clarion Safety Systems, LLC	Visual Safety Solutions	15.0%	12/9/2028	22,500	$22,500	$22,500
Lawn Doctor, Inc.	Commercial and Professional Services	(4)	8/6/2029	29,490	29,490	29,490
Madison Retirement Holdings TopCo, LLC	Retirement Plan Services	15.0%	7/18/2031	15,000	15,000	15,000
Total Senior Secured Notes – First Lien					66,990	66,990
Senior Secured Note –11.9%
ATA Holding Company, LLC(5)	Real Estate Services	15.0%	4/1/2027	37,000	$37,000	$37,000
Auriemma Consulting Group, Inc.(5)	Information Services and Advisory Solutions	8.0%	12/31/2028	2,000	2,000	2,000
Healthcare Safety Holdings, LLC(5)	Healthcare Supplies	15.0%	7/16/2027	24,400	24,400	24,400
IFPG TopCo, LLC(5)	Franchise Consulting Services	15.0%	6/23/2032	27,500	27,500	27,500
Polyform Products, Co.(5)	Hobby Goods and Supplies	16.0%	2/7/2028	15,700	15,700	15,700
Sill Holdings, LLC(5)	Insurance Services	14.0%	10/20/2030	15,851	15,851	15,851
Tacmed Holdings, LLC(5)	Healthcare Supplies	16.0%	3/24/2030	29,000	29,000	29,000
Vektek Holdings, LLC(5)	Engineered Products	(4)	5/6/2029	24,251	24,251	24,251
Total Senior Secured Note					175,702	175,702
Senior Secured Notes – Second Lien – 4.3%
Auriemma U.S. Roundtables	Information Services and Advisory Solutions	16.0%	7/1/2028	12,114	$12,114	$12,114
Blue Ridge ESOP Associates	Retirement Plan Services	15.0%	12/28/2029	2,641	2,641	2,641
Lawn Doctor, Inc.	Commercial and Professional Services	16.0%	2/7/2030	15,000	15,000	15,000
Milton Industries, Inc.	Engineered Products	15.0%	12/19/2030	3,353	3,353	3,353
Resolution Economics, LLC	Legal Services	15.0%	12/30/2027	2,834	2,834	2,834
SDC Holdco LLC	Restaurant and Food	16.0%	1/24/2033	684	684	684
USA Industries Holdings, LLC	Engineered Products	16.0%	6/9/2033	804	804	804
USA Water Intermediate Holdings, LLC	Commercial and Professional Services	16.0%	8/20/2031	1,376	1,376	1,376
Vektek Holdings, LLC	Engineered Products	15.0%	11/6/2029	24,400	24,400	24,400
Total Senior Secured Notes – Second Lien					63,206	63,206
Senior Secured PIK Notes - 1.2%
LOCI Topco Limited(6)(7)	Legal Services	3.84% PIK(10)	5/17/2039	8,959	$8,959	$8,928
LOCI Topco Limited(6)(8)	Legal Services	3.84% PIK(10)	5/17/2039	8,959	8,959	8,928
Total Senior Secured PIK Notes					17,918	17,856
Total Senior Secured Notes					$323,816	$323,754
Preferred Equity - 5.6%
LOCI Topco Limited(6)(11)	Legal Services	(9)		1,476,168	$1,476	$1,457

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS (UNAUDITED)

AS OF JUNE 30, 2026

(in thousands except share data)

Company (1)(2)(3)	Industry	Interest Rate	Maturity Date	Principal Amount / No. Shares	Amortized Cost	Fair Value
LOCI Topco Limited(6)(12)	Legal Services	8.50% PIK(10)		70,168,515	70,169	72,699
LOCI Topco Limited(6)(13)	Legal Services	12.00% PIK(10)		8,806,288	8,806	8,767
Total Preferred Equity					80,451	82,923
Common Equity – 72.4%
ATA Holding Company, LLC(14)	Real Estate Services			37,985	$37,125	$38,957
Auriemma U.S. Roundtables(14)	Information Services and Advisory Solutions			33,094	33,476	70,194
Blue Ridge ESOP Associates	Retirement Plan Services			15,027	20,969	63,666
Clarion Safety Systems, LLC(14)	Visual Safety Solutions			68,891	70,316	117,992
Healthcare Safety Holdings, LLC(14)	Healthcare Supplies			17,320	17,320	48,794
IFPG TopCo, LLC(14)	Franchise Consulting Services			93,371	93,500	94,055
LOCI Topco Limited(6)	Legal Services			104,624	134	5,187
Lawn Doctor, Inc.(14)	Commercial and Professional Services			7,746	27,610	101,965
Madison Retirement Holdings TopCo, LLC(14)	Retirement Plan Services			61,500	61,272	100,198
Milton Industries, Inc.	Engineered Products			8,060	10,911	24,153
Polyform Products, Co.(14)	Hobby Goods and Supplies			10,820	15,599	10,912
Resolution Economics, LLC	Legal Services			7,666	7,645	27,404
SDC Holdco LLC	Restaurant and Food			6,816	6,281	6,740
Sill Holdings, LLC(14)	Insurance Services			87,869	100,049	163,350
Tacmed Holdings, LLC(14)	Healthcare Supplies			77,528	77,434	109,039
USA Industries Holdings, LLC	Engineered Products			4,196	4,196	4,370
USA Water Intermediate Holdings, LLC	Commercial and Professional Services			86,245	8,142	13,608
Vektek Holdings, LLC(14)	Engineered Products			56,928	56,928	71,164
Total Common Equity					648,907	1,071,748
TOTAL INVESTMENTS – 99.9%					$1,053,174	$1,478,425
OTHER ASSETS IN EXCESS OF LIABILITIES – 0.1%						1,477
NET ASSETS – 100.0%						$1,479,902

FOOTNOTES:

(1)	Security may be an obligation of one or more entities affiliated with the named company.
(2)	Percentages represent fair value as a percentage of net assets for each investment category.
(3)	All investments are US based unless otherwise noted.
(4)	As of June 30, 2026, the senior debt investments in Lawn Doctor and Vektek accrue interest at a per annum rate of SOFR + 4.60%. SOFR at June 30, 2026 was 3.63%.
(5)	The Company has a first lien on this portfolio company’s assets, except in cases when the portfolio company has a revolving line of credit provided by a third party lender. In some instances the revolving lender has a first priority lien on all assets, whereas, in others, the revolving lender has a first priority lien on only accounts receivable and inventory, if applicable, and a second lien on all other assets.
(6)	LBR is headquartered in the United Kingdom. LBR investment represents 7.2% of net assets based on fair value as of June 30, 2026.
(7)	Represents Tranche A2 PIK Notes, which are subordinate to other notes issued by LOCI Midco 1 Limited (subsidiary of LOCI TopCo Limited).
(8)	Represents Tranche B2 PIK Notes, which are subordinate to other notes issued by LOCI Midco I Limited (subsidiary of LOCI TopCo Limited).
(9)	A2 Preferred Shares PIK income is computed using a 12.0% annual interest rate applied to a notional balance of: (a) the principal balances of the Tranche A2 PIK Notes and Tranche B2 PIK Notes compounded annually at 12%, less (b) the 3.84% fixed PIK interest generated from the Tranche A2 PIK Notes and Tranche B2 PIK Notes. A2 Preferred Shares PIK income is accrued and recorded as PIK receivable and capitalized to the principal balance on the anniversary date, as applicable.
(10)	PIK income is computed at the contractual rate in each applicable agreement and is accrued and recorded as PIK receivable and capitalized to the principal balance on the anniversary date, as applicable.
(11)	Represents A2 Preferred Shares of LOCI TopCo Limited.
(12)	Represents B2 Preferred Shares of LOCI TopCo Limited.
(13)	Represents B3 Preferred Shares of LOCI TopCo Limited.
(14)	As of June 30, 2026, the Company owned a controlling interest in this portfolio company.

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2025

(in thousands except share data)

Company (1)(2)(3)	Industry	Interest Rate	Maturity Date	Principal Amount / No. Shares	Amortized Cost	Fair Value
Senior Secured Note – First Lien – 4.7%
Clarion Safety Systems, LLC	Visual Safety Solutions	15.0%	12/9/2028	22,500	$22,500	$22,500
Lawn Doctor, Inc	Commercial and Professional Services	(4)	8/6/2029	29,490	29,490	29,490
Madison Retirement Holdings TopCo, LLC	Retirement Plan Services	15.0%	7/18/2031	15,000	15,000	15,000
Total Senior Secured Note - First Lien					66,990	66,990
Senior Secured Note –12.4%
ATA Holding Company, LLC(5)	Real Estate Services	15.0%	4/1/2027	37,000	$37,000	$37,000
Auriemma Consulting Group, Inc.(5)	Information Services and Advisory Solutions	8.0%	12/31/2028	2,000	2,000	2,000
Healthcare Safety Holdings, LLC(5)	Healthcare Supplies	15.0%	7/16/2027	24,400	24,400	24,400
IFPG TopCo, LLC (5)	Franchise Consulting Services	15.0%	6/23/2032	27,500	27,500	27,500
Polyform Products, Co.(5)	Hobby Goods and Supplies	16.0%	2/7/2028	15,700	15,700	15,700
Sill Holdings, LLC (5)	Insurance Services	14.0%	10/20/2030	15,851	15,851	15,851
Tacmed Holdings, LLC(5)	Healthcare Supplies	16.0%	3/24/2030	29,000	29,000	29,000
Vektek Holdings, LLC(5)	Engineered Products	(4)	5/6/2029	24,375	24,375	24,375
Total Senior Secured Note					175,826	175,826
Senior Secured Note – Second Lien – 4.5%
Auriemma U.S. Roundtables	Information Services and Advisory Solutions	16.0%	7/1/2028	12,114	$12,114	$12,114
Blue Ridge ESOP Associates	Retirement Plan Services	15.0%	12/28/2029	2,641	2,641	2,641
Lawn Doctor, Inc	Commercial and Professional Services	16.0%	2/7/2030	15,000	15,000	15,000
Milton Industries, Inc.	Engineered Products	15.0%	12/19/2030	3,353	3,353	3,353
Resolution Economics, LLC	Legal Services	15.0%	12/30/2027	2,834	2,834	2,834
SDC Holdco, LLC	Restaurant and Food	16.0%	1/24/2033	684	684	684
USA Industries Holdings, LLC	Engineered Products	16.0%	6/9/2033	804	804	804
USA Water Intermediate Holdings, LLC	Commercial and Professional Services	16.0%	8/20/2031	1,376	1,376	1,376
Vektek Holdings, LLC	Engineered Products	15.0%	11/6/2029	24,400	24,400	24,400
Total Senior Secured Note - Second Lien					63,206	63,206
Senior Secured PIK Notes - 1.3%
LOCI Topco Limited(6)(7)	Legal Services	3.84% PIK(9)	5/17/2039	9,192	9,192	9,306
LOCI Topco Limited(6)(8)	Legal Services	3.84% PIK(9)	5/17/2039	9,191	9,191	9,305
Total Senior Secured PIK Notes					18,383	18,611
Total Senior Secured Notes					$324,405	$324,633
Preferred Equity – 5.7%
LOCI Topco Limited (6)(10)	Legal Services	8.16% PIK(9)		989,505	$990	$994
LOCI Topco Limited(6)(11)	Legal Services	8.50% PIK(9)		67,997,448	67,997	71,697
LOCI Topco Limited(6)(12)	Legal Services	12.00% PIK(9)		8,492,564	8,493	8,594
Total Preferred Equity					77,480	81,285

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2025

(in thousands except share data)

Company (1)(2)(3)	Industry	Interest Rate	Maturity Date	Principal Amount / No. Shares	Amortized Cost	Fair Value
Common Equity – 70.4%
ATA Holding Company, LLC (13)	Real Estate Services			37,985	$37,125	$36,050
Auriemma U.S. Roundtables (13)	Information Services and Advisory Solutions			33,094	33,476	69,758
Blue Ridge ESOP Associates	Retirement Plan Services			11,489	8,072	43,234
Clarion Safety Systems, LLC (13)	Visual Safety Solutions			68,891	70,316	108,558
Healthcare Safety Holdings, LLC (13)	Healthcare Supplies			17,320	17,320	44,533
IFPG TopCo, LLC(13)	Franchise Consulting Services			90,500	90,500	92,672
LOCI Topco Limited (6)	Legal Services			104,624	134	5,829
Lawn Doctor, Inc (13)	Commercial and Professional Services			7,746	27,610	100,355
Madison Retirement Holdings TopCo, LLC(13)	Retirement Plan Services			61,500	61,436	91,495
Milton Industries, Inc.	Engineered Products			7,395	8,903	19,898
Polyform Products, Co. (13)	Hobby Goods and Supplies			10,820	15,599	10,752
Resolution Economics, LLC	Legal Services			7,666	7,645	23,163
SDC Holdings, LLC	Restaurant and Food			6,816	6,764	7,123
Sill Holdings, LLC (13)	Insurance Services			85,828	96,249	157,788
Tacmed Holdings, LLC (13)	Healthcare Supplies			77,000	76,744	100,331
USA Industries Holdings, LLC	Engineered Products			4,196	4,196	4,196
USA Water Intermediate Holdings, LLC	Commercial and Professional Services			86,245	8,624	13,199
Vektek Holdings, LLC (13)	Engineered Products			56,928	56,928	69,240
Total Common Equity					627,641	998,174
Total Investments – 99.0%					$1,029,526	$1,404,092
OTHER ASSETS IN EXCESS OF LIABILITIES–1.0%						14,265
NET ASSETS–100.0%						$1,418,357

FOOTNOTES:

(1)	Security may be an obligation of one or more entities affiliated with the named company.
(2)	Percentages represent fair value as a percentage of net assets for each investment category.
(3)	All investments are US based unless otherwise noted.
(4)	As of December 31, 2025, the senior debt investments in Lawn Doctor and Vektek accrue interest at a per annum rate of SOFR + 4.60% and SOFR + 4.60%, respectively. SOFR at December 31, 2025 was 3.79%.
(5)	The Company has a first lien on this portfolio company’s assets, except in cases when the portfolio company has a revolving line of credit provided by a third party lender. In some instances the revolving lender has a first priority lien on all assets, whereas, in others, the revolving lender has a first priority lien on only accounts receivable and inventory, if applicable, and a second lien on all other assets.
(6)	LBR is headquartered in the United Kingdom. LBR investment represents 7.5% of net assets based on fair value as of December 31, 2025.
(7)	Represents Tranche A2 PIK Notes, which are subordinate to other notes issued by LOCI Midco 1 Limited (subsidiary of LOCI TopCo Limited).
(8)	Represents Tranche B2 PIK Notes, which are subordinate to other notes issued by LOCI Midco I Limited (subsidiary of LOCI TopCo Limited).
(9)	PIK income is computed at the contractual rate in each applicable agreement and is accrued and recorded as income and capitalized to the principal balance on the anniversary date, as applicable.
(10)	Represents A2 Preferred Share of LOCI TopCo Limited.
(11)	Represents B2 Preferred Shares of LOCI TopCo Limited.
(12)	Represents B3 Preferred Shares of LOCI TopCo Limited.
(13)	As of December 31, 2025, the Company owned a controlling interest in this portfolio company.

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

1. Principal Business and Organization

CNL Strategic Capital, LLC (the “Company”) is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. The Company is externally managed by CNL Strategic Capital Management, LLC (the “Manager”) and sub-managed by Levine Leichtman Strategic Capital, LLC (the “Sub-Manager”). The Manager is responsible for the overall management of the Company’s activities and the Sub-Manager is responsible for the day-to-day management of the Company’s assets. The Manager and the Sub-Manager are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Company conducts and intends to continue its operations so that the Company and each of its subsidiaries do not fall within, or are excluded from, the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company intends to target businesses that are highly cash flow generative, with annual revenues primarily between $15 million and $250 million and whose management teams seek an ownership stake in the company. The Company’s business strategy is to acquire controlling equity interests in combination with debt positions and in doing so, provide long-term capital appreciation and current income while protecting invested capital. The Company seeks to structure its investments with limited, if any, third-party senior leverage.

The Company intends for a significant majority of its total assets to be comprised of long-term controlling equity interests and debt positions in the businesses it acquires. In addition, and to a lesser extent, the Company may acquire other debt and minority equity positions. The Company intends to acquire, directly or through syndication, various types of debt including secured and senior unsecured debt, notes and other instruments. The Company may also acquire minority equity interests as a standalone investment or as a co-investment in combination with other funds and partnerships managed by the Sub-Manager or its affiliates. The Company expects that these positions will comprise a minority of its total assets.

The Company commenced its initial public offering of up to $1.1 billion of its limited liability company interests (“shares”) on March 7, 2018 (the “Initial Public Offering”), which included up to $100.0 million of shares being offered through its distribution reinvestment plan, pursuant to a registration statement on Form S-1, as amended (the “Initial Registration Statement”). On November 1, 2021, the Company commenced a follow-on public offering of up to $1.1 billion of shares (the “Follow-On Public Offering”), which included up to $100.0 million of shares being offered through its distribution reinvestment plan, pursuant to a registration statement on Form S-1 (the “Follow-On Registration Statement”). On November 1, 2024, the Company commenced a second follow-on public offering of up to $1.1 billion of shares (the “Second Follow-On Public Offering,” and together with the Initial Public Offering and the Follow-On Public Offering, the “Public Offerings”), which includes up to $100.0 million of shares being offered through its distribution reinvestment plan pursuant to a registration statement on Form S-1 (the “Second Follow-On Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), and terminated the Follow-On Public Offering.

Through the Second Follow-On Public Offering, the Company is offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares (collectively, the “Non-founder shares”). There are differing selling fees and commissions and dealer manager fees for each share class. The Company also pays distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Second Follow-On Public Offering (excluding sales pursuant to its distribution reinvestment plan). See Note 7. “Capital Transactions” and Note 13. “Subsequent Events” for additional information related to the Public Offerings.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

2. Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”), which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties. In the opinion of management, the condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature and necessary for the fair presentation of financial results as of and for the periods presented.

Although the Company is organized and intends to conduct its business in a manner so that it is not required to register as an investment company under the Investment Company Act, its financial statements are prepared using the specialized accounting principles of ASC Topic 946, “Financial Services—Investment Companies” (“ASC Topic 946”) to utilize investment company accounting. The Company obtains funds through the issuance of equity interests to multiple unrelated investors, and provides such investors with investment management services. Further, the Company’s business strategy is to acquire interests in middle-market U.S. businesses to provide current income and long term capital appreciation, while protecting invested capital. Overall, the Company believes that the use of investment company accounting on a fair value basis is consistent with the management of its assets on a fair value basis, and makes the Company’s financial statements more useful to investors and other financial statement users in facilitating the evaluation of an investment in the Company as compared to other investment products in the marketplace.

Principles of Consolidation

Under ASC Topic 946 the Company is precluded from consolidating any entity other than an investment company or an operating company which provides substantially all of its services to benefit the Company. In accordance therewith, the Company has consolidated the results of its wholly owned subsidiaries that are investment companies in its condensed consolidated financial statements. However, the Company has not consolidated the results of its subsidiaries in which the Company holds debt and equity investments. All intercompany account balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and money market funds at commercial banks. Demand deposits are carried at cost plus accrued interest, which approximates fair value. The Company deposits its cash with highly-rated banking corporations and, at times, cash deposits may exceed the insured limits under applicable law.

Use of Estimates

Management makes estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with GAAP. The uncertainty of future events may materially impact the accuracy of the estimates and assumptions used in the financial statements and related footnotes and actual results could differ from those estimates.

Valuation of Investments

ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”) clarifies that fair value is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. ASC Topic 820 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.

In addition, ASC Topic 820 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of valuation hierarchy established by ASC Topic 820 are defined as follows:

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market is defined as a market in which transactions for the asset or liability occur with sufficient pricing information on an ongoing basis. Publicly listed equity and debt securities and listed derivatives that are traded on major securities exchanges and publicly traded equity options are generally valued using Level 1 inputs. If a price for an asset cannot be determined based upon this established process, it shall then be valued as a Level 2 or Level 3 asset.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following: (i) quoted prices for similar assets in active markets; (ii) quoted prices for identical or similar assets in markets that are not active; (iii) inputs that are derived principally from or corroborated by observable market data by correlation or other means; and (iv) inputs other than quoted prices that are observable for the assets. Fixed income and derivative assets, where there is an observable secondary trading market and through which pricing inputs are available through pricing services or broker quotes, are generally valued using Level 2 inputs. If a price for an asset cannot be determined based upon this established process, it shall then be valued as a Level 3 asset.

Level 3 – Unobservable inputs for the asset or liability being valued. Unobservable inputs will be used to measure fair value to the extent that observable inputs are not available and such inputs will be based on the best information available in the circumstances, which under certain circumstances might include the Manager’s or the Sub-Manager’s own data. Level 3 inputs may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. Certain assets may be valued based upon estimated value of underlying collateral and include adjustments deemed necessary for estimates of costs to obtain control and liquidate available collateral. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence. Debt and equity investments in private companies or assets valued using the market or income approach are generally valued using Level 3 inputs.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls will be determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each asset.

The Company’s board of directors is responsible for determining in good faith the fair value of the Company’s Level 3 investments in accordance with the Company’s valuation policy and procedures approved by the board of directors, based on, among other factors, the input of the Manager, the Sub-Manager, its audit committee, and the independent third-party valuation firm. The determination of the fair value of the Company’s Level 3 assets requires judgment, which include assets for which market prices are not available. For most of the Company’s assets, market prices will not be available. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of the assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and the differences could be material. Because the calculation of the Company’s net asset value is based, in part, on the fair value of its assets, the Company’s calculation of net asset value is subjective and could be adversely affected if the determinations regarding the fair value of its assets were materially higher than the values that the Company ultimately realizes upon the disposal of such assets. Furthermore, through the valuation process, the Company’s board of directors may determine that the fair value of the Company’s Level 3 assets differs materially from the values that were provided by the independent valuation firm.

The Company may also look to private merger and acquisition statistics, public trading multiples adjusted for illiquidity and other factors, valuations implied by third-party investments in the businesses or industry practices in determining fair value. The Company may also consider the size and scope of a business and its specific strengths and weaknesses, as well as any other factors it deems relevant in assessing the value.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments

The Company will measure realized gains or losses as the difference between the net proceeds from the sale, repayment, or disposal of an asset and the amortized cost basis of the asset, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation on investments will reflect the change in asset values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Foreign Securities

The accounting records of the Company are maintained in U.S. dollars. Investment securities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies on the respective dates of the transactions. The Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with “Net change in unrealized appreciation on investments, including unrealized foreign currency gain (loss)” in the Company’s condensed consolidated statements of operations.

Income Recognition

Interest Income – Interest income from loans and debt securities is recorded on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest on loans and debt securities for accounting purposes if it has reason to doubt its ability to collect such interest.

The Company places loans on non-accrual status when principal and interest are past due 90 days or more or when there is a reasonable doubt that the Company will collect principal or interest. Accrued interest is generally reversed when a loan is placed on non-accrual. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are generally restored to accrual status when past due principal and interest amounts are paid and, in management’s judgment, are likely to remain current. Since inception, the Company has not experienced any past due payments on any of its loan investments.

Dividend Income – Dividend income is recorded on the record date for privately issued securities, but excludes any portion of distributions that are treated as a return of capital. Each distribution received from an equity investment is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, the Company will not record distributions from equity investments as dividend income unless there are sufficient current or accumulated earnings prior to the distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment.

PIK Income - PIK income is computed at the contractual rate specified in each instrument’s applicable agreement and is accrued and recorded as income and capitalized to the principal balance of the instrument on the anniversary date, as applicable. Such income is accrued only to the extent that the Company believes that the PIK income is probable of being collected. PIK income capitalized to the principal balance is generally collected upon redemption or maturity of the instrument.

Paid in Capital

The Company records the proceeds from the sale of its common shares on a net basis to (i) capital shares at par value and (ii) paid in capital in excess of par value, excluding upfront selling commissions and dealer manager fees.

Share Repurchases

Under the Company’s share repurchase program (the “Share Repurchase Program”), shares are redeemed as of the repurchase date, which will generally be the last business day of the month of a calendar quarter. Shares redeemed are retired and not available for reissue. See Note 7. “Capital Transactions” for additional information.

Offering Expenses

Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Public Offerings, are capitalized on the Company’s condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to the Company’s condensed consolidated statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

Distribution and Shareholder Servicing Fees

The Company pays distribution and shareholder servicing fees with respect to its Class T and Class D shares, as described further below in Note 5. “Related Party Transactions.” The Company records the distribution and shareholder servicing fees, which accrue daily, in the Company’s condensed consolidated statements of operations as they are incurred.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Deferred Financing Costs

Financing costs, including upfront fees, commitment fees and legal fees related to borrowings (as further described in Note 8. “Borrowings”) are deferred and amortized over the life of the related financing instrument using the effective yield method. The amortization of deferred financing costs is included in general and administrative expense in the Company’s condensed consolidated statements of operations.

Allocation of Profit and Loss

Class-specific expenses, including base management fees, total return incentive fees, offering expenses, expense support (reimbursement), distribution and shareholder servicing fees and certain transfer agent fees, are allocated to each share class of common shares in accordance with how such expenses are attributable to the particular share classes, as determined by the Company’s board of directors, the Company’s governing agreements and, in certain cases, expenses which are specifically identifiable to a share class.

The following table reflects class-specific expenses by share class during the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30, 2026
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
Base management fees	$260	$1,925	$344	$579	$3,606	$146
Total return incentive fees	435	1,959	374	608	3,479	195
Offering expenses	—	2	18	—	181	—
Expense support reimbursement	—	—	—	—	970	—
Other class-specific expenses (1)	16	88	200	168	337	12

	Six Months Ended June 30, 2026
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
Base management fees	$523	$3,765	$712	$1,159	$6,983	$292
Total return incentive fees	810	3,591	700	1,120	6,445	363
Offering expenses	—	3	36	2	342	—
Expense support reimbursement	—	—	—	—	970	—
Other class-specific expenses (1)	24	132	394	317	601	18

	Quarter Ended June 30, 2025
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
Base management fees	$273	$1,600	$424	$545	$2,783	$140
Total return incentive fees	669	3,668	924	1,263	6,270	285
Offering expenses	—	39	88	16	467	—
Expense support	(73)	(675)	(107)	(216)	(2,672)	(140)
Other class-specific expenses (1)	8	42	220	143	222	5

	Six Months Ended June 30, 2025
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
Base management fees	$541	$3,069	$834	$1,068	$5,285	$273
Total return incentive fees	939	3,668	924	1,263	6,270	403
Offering expenses	—	97	145	32	876	—
Expense support	(73)	(675)	(107)	(216)	(2,672)	(149)
Other class-specific expenses (1)	16	82	442	288	435	11

(1) Other class-specific expenses consist of distribution and shareholder servicing fees and certain transfer agent fees.

Income and expenses which are not class-specific are allocated monthly pro rata among the share classes based on shares outstanding as of the end of the month.

Net Investment Income per Share and Net Increase in Net Assets Resulting from Operations per Share

Net investment income per share and net increase in net assets resulting from operations per share are calculated for each share class of common shares based upon the weighted average number of common shares outstanding during the reporting period.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Distributions

The Company’s board of directors has declared and intends to continue to declare distributions based on monthly record dates. The Company’s distributions are paid in the same month as the declared record date. Distributions are made on all classes of the Company’s shares at the same time.

The Company has adopted a distribution reinvestment plan that provides for reinvestment of distributions on behalf of shareholders. Non-founder shareholders participating in the distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable at a price per share equivalent to the then current public offering price, net of up-front selling commissions and dealer manager fees. Cash distributions paid on Class FA shares participating in the distribution reinvestment plan are reinvested in additional Class A shares. Class S shares do not participate in the distribution reinvestment plan.

Income Taxes

Under GAAP, the Company is subject to the provisions of ASC 740, “Income Taxes.” The Company follows the authoritative guidance on accounting for uncertainty in income taxes and concluded it has no material uncertain tax positions to be recognized at this time. If applicable, the Company will recognize interest and penalties related to unrecognized tax benefits as income tax expense in the Company’s condensed consolidated statements of operations.

The Company has operated and expects to continue to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. Generally, if the Company were otherwise treated as a publicly traded partnership, the Company would not be taxable as a corporation if 90% or more of its gross income for each taxable year consists of “qualifying income” (generally, interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items) and the Company is not required to register under the Investment Company Act (the “qualifying income exception”). As a partnership, the individual shareholders are responsible for their proportionate share of the Company’s taxable income.

The Company holds certain equity investments in taxable subsidiaries (the “Taxable Subsidiaries”). The Taxable Subsidiaries permit the Company to hold equity investments in portfolio companies which are “pass through” entities for tax purposes. The Taxable Subsidiaries are not consolidated with the Company for income tax purposes and may generate income tax expense, benefit, and the related tax assets and liabilities, as a result of the Taxable Subsidiaries’ ownership of certain portfolio investments. The income tax expense, or benefit, and related tax assets and liabilities of the Taxable Subsidiaries are reflected in the Company’s condensed consolidated financial statements. See Note 9. “Income Taxes” for additional information.

During the quarter and six months ended June 30, 2026 and 2025, the Company did not incur any material interest or penalties. Tax years ending December 31, 2022 and forward remain subject to examination by taxing authorities.

Segment Reporting

The Company operates through a single operating and reporting segment with an investment objective to generate both current income and capital appreciation through debt and equity investments. The chief operating decision maker (the “CODM”) is the Company’s chief operating officer and the CODM assesses the performance and makes operating decisions of the Company on a consolidated basis primarily based on the Company’s net increase in net assets resulting from operations (“net income”). In addition to numerous other factors and metrics, the CODM utilizes net income, net assets and total return as key metrics in determining the amount of distributions to the Company’s shareholders. As the Company’s operations comprise of a single reporting segment, the segment assets are reflected on the accompanying consolidated statement of assets and liabilities as “total assets” and the significant segment expenses are listed on the accompanying consolidated statement of operations.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

3. Investments

In January 2026 and April 2026, the Company made an additional equity investment in Sill Holdings, LLC (“Sill”) of $2.0 million and $1.8 million, respectively.

In March 2026, the Company made an additional equity investment in Milton Industries, Inc. (“Milton”) of approximately $2.0 million.

In April 2026, the Company made an additional equity investment in Tacmed Holdings, LLC (“TacMed”) of approximately $0.7 million.

In April 2026, the Company made an additional equity investment in International Franchise Professionals Group (“IFPG”) of approximately $3.0 million.

In May 2026, the Company made an additional equity investment in Blue Ridge ESOP Associates (“Blue Ridge”) of approximately $12.9 million.

The Company’s investment portfolio is summarized as follows as of June 30, 2026 and December 31, 2025 (in thousands):

	As of June 30, 2026
Asset Category	Amortized Cost(1)	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior secured debt
First lien	$66,990	$66,990	4.5%	4.5%
Secured	175,702	175,702	11.9	11.9
Second lien	63,206	63,206	4.3	4.3
PIK notes	17,918	17,856	1.2	1.2
Total senior secured debt	323,816	323,754	21.9	21.9
Preferred equity	80,451	82,923	5.6	5.6
Common equity	648,907	1,071,748	72.5	72.4
Total investments	$1,053,174	$1,478,425	100.0%	99.9%

	As of December 31, 2025
Asset Category	Amortized Cost(1)	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior secured debt
First lien	$66,990	$66,990	4.8%	4.7%
Secured	175,826	175,826	12.5	12.4
Second lien	63,206	63,206	4.5	4.5
PIK notes	18,383	18,611	1.3	1.3
Total senior secured debt	324,405	324,633	23.1	22.9
Preferred equity	77,480	81,285	5.8	5.7
Common equity	627,641	998,174	71.1	70.4
Total investments	$1,029,526	$1,404,092	100.0%	99.0%

FOOTNOTE:

(1) The amortized cost represents the original cost adjusted for return of capital, principal repayments and capitalized PIK income on the anniversary date, as applicable.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Collectively, the Company’s debt investments accrue interest at a weighted average per annum rate of 12.5% and 15.6% and have weighted average remaining years to maturity of 3.6 years and 4.1 years as of June 30, 2026 and December 31, 2025, respectively. The note purchase agreements contain customary covenants and events of default. As of June 30, 2026, all of the Company’s portfolio companies were in compliance with their respective debt covenants. As of June 30, 2026 and December 31, 2025, none of the Company’s debt investments were on non-accrual status.

The industry dispersion of the Company’s portfolio company investments, based on fair value, as of June 30, 2026 and December 31, 2025 were as follows:

Industry	June 30, 2026	December 31, 2025
Healthcare Supplies	14.3%	14.1%
Retirement Plan Services	12.3	10.9
Insurance Services	12.1	12.4
Commercial and Professional Services	10.9	11.3
Engineered Products	10.3	10.4
Visual Safety Solutions	9.5	9.3
Legal Services	9.2	9.4
Franchise Consulting Services	8.2	8.5
Information Services and Advisory Solutions	5.7	6.0
Real Estate Services	5.2	5.2
Hobby Goods and Supplies	1.8	1.9
Restaurant and Food	0.5	0.6
Total	100.0%	100.0%

Summarized Portfolio Company Financial Information

The Company had two significant portfolio companies in which it owned a controlling equity interest during the quarter and six months ended June 30, 2026 and 2025. The following tables present unaudited summarized operating data for the quarter and six months ended June 30, 2026 and 2025, and summarized balance sheet data as of June 30, 2026 (unaudited) and December 31, 2025 for these portfolio companies (in thousands):

Clarion

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$9,616	$8,764	$18,804	$15,278
Expenses	(7,623)	(7,122)	(14,874)	(13,489)
Income before taxes	1,993	1,642	3,930	1,789
Income tax expense	(544)	(450)	(1,066)	(491)
Net income	$1,449	$1,192	$2,864	$1,298

	As of June 30, 2026	As of December 31, 2025
Current assets	$16,021	$16,070
Non-current assets	82,280	82,914
Current liabilities	1,832	4,963
Non-current liabilities	24,530	23,524
Stockholders’ equity	71,939	70,497
Ownership percentage(1)	94%	95%

FOOTNOTE:

(1)	Represents the Company’s undiluted ownership percentage as of the end of the period presented, rounded to the nearest percent.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Sill

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$12,177	$10,663	$21,791	$21,845
Expenses	(10,644)	(9,365)	(20,532)	(17,649)
Income before taxes	1,533	1,298	1,259	4,196
Income tax expense	(274)	(78)	(263)	(702)
Net income	$1,259	$1,220	$996	$3,494

	As of June 30, 2026	As of December 31, 2025
Current assets	$16,642	$13,812
Non-current assets	109,200	109,240
Current liabilities	6,790	6,946
Non-current liabilities	17,830	18,186
Stockholders’ equity	101,222	97,920
Ownership percentage(1)	94%	93%

FOOTNOTE:

(1)	Represents the Company’s undiluted ownership percentage as of the end of the period presented, rounded to the nearest percent.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

4. Fair Value of Financial Instruments

The Company’s investments were categorized in the fair value hierarchy described in Note 2. “Significant Accounting Policies,” as follows as of June 30, 2026 and December 31, 2025 (in thousands):

	As of June 30, 2026				As of December 31, 2025
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Senior Debt	$—	$—	$323,754	$323,754	$—	$—	$324,633	$324,633
Preferred Equity	—	—	82,923	82,923	—	—	81,285	81,285
Common Equity	—	—	1,071,748	1,071,748	—	—	998,174	998,174
Total Investments	$—	$—	$1,478,425	$1,478,425	$—	$—	$1,404,092	$1,404,092

The ranges of unobservable inputs used in the fair value measurement of the Company’s Level 3 investments as of June 30, 2026 and December 31, 2025 were as follows (in thousands):

As of June 30, 2026
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input(2)
Senior Debt	$323,754	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple	10.8% – 18.0% (13.9%) 5.6x – 19.0x (12.7x)	Decrease Increase
Preferred Equity	82,923	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple	10.8% – 18.0% (13.9%) 5.6x – 19.0x (12.7x)	Decrease Increase
Common Equity	1,071,748	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple	10.8% – 18.0% (13.9%) 5.6x – 19.0x (12.7x)	Decrease Increase
Total	$1,478,425

As of December 31, 2025
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input(2)
Senior Debt	$323,829	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple	10.0% – 17.0% (13.7%) 5.7x – 20.4x (12.8x)	Decrease Increase
	804	Transaction Precedent	Transaction Price	N/A	N/A
Preferred Equity	81,285	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple	10.0% – 17.0% (13.7%) 5.7x – 20.4x (12.8x)	Decrease Increase
Common Equity	993,978	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple	10.0% – 17.0% (13.7%) 5.7x – 20.4x (12.8x)	Decrease Increase
	4,196	Transaction Precedent	Transaction Price	N/A	N/A
Total	$1,404,092

FOOTNOTES:

(1)	Discount rates are relative to the enterprise value of the portfolio companies and are not the market yields on the associated debt investments. Unobservable inputs were weighted by the relative fair value of the investments.
(2)	This column represents the directional change in the fair value of the Level 3 investments that would result from an increase to the corresponding unobservable input. A decrease to the input would have the opposite effect. Significant changes in these inputs in isolation could result in significantly higher or lower fair value measurements.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

The preceding tables include the significant unobservable inputs as they relate to the Company’s determination of fair values for its investments categorized within Level 3 as of June 30, 2026 and December 31, 2025. In addition to the techniques and inputs noted in the tables above, according to the Company’s valuation policy, the Company may also use other valuation techniques and methodologies when determining the fair value estimates for the Company’s investments. Any significant increases or decreases in the unobservable inputs would result in significant increases or decreases in the fair value of the Company’s investments.

Investments that do not have a readily available market value are valued utilizing a market approach, an income approach (i.e. discounted cash flow approach), a transaction approach, or a combination of such approaches, as appropriate. The market approach uses prices, including third party indicative broker quotes, and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The transaction approach uses pricing indications derived from recent precedent merger and acquisition transactions involving comparable target companies. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) that are discounted based on a required or expected discount rate to derive a present value amount range. The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors the Company may take into account to determine the fair value of its investments include, as relevant: available current market data, including an assessment of the credit quality of the security’s issuer, relevant and applicable market trading and transaction comparables, applicable market yields and multiples, illiquidity discounts, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, data derived from merger and acquisition activities for comparable companies, and enterprise values, among other factors.

The following tables provide a reconciliation of investments for which Level 3 inputs were used in determining fair value for the six months ended June 30, 2026 and 2025 (in thousands):

	Six Months Ended June 30, 2026
	Senior Debt	Preferred Equity	Common Equity	Total
Fair value balance as of January 1, 2026	$324,633	$81,285	$998,174	$1,404,092
Additions	—	—	22,398	22,398
Principal repayment	(125)	—	—	(125)
PIK receivable reclass	(468)	(5,247)	—	(5,715)
PIK income capitalized	—	8,220	—	8,220
Return of capital(1)	—	—	(1,130)	(1,130)
Net change in unrealized appreciation, including unrealized foreign currency gain	(286)	(1,335)	52,306	50,685
Fair value balance as of June 30, 2026	$323,754	$82,923	$1,071,748	$1,478,425
Change in net unrealized appreciation on investments held as of June 30, 2026	$(286)	$(1,335)	$52,306	$50,685

	Six Months Ended June 30, 2025
	Senior Debt	Preferred Equity	Common Equity	Total
Fair value balance as of January 1, 2025	$292,284	$61,155	$787,420	$1,140,859
Additions	40,918	7,855	110,298	159,071
Principal repayment	(125)	—	—	(125)
PIK income	364	3,188	—	3,552
Return of capital(1)	—	—	(984)	(984)
Net change in unrealized appreciation	574	6,140	53,504	60,218
Fair value balance as of June 30, 2025	$334,015	$78,338	$950,238	$1,362,591
Change in net unrealized appreciation on investments held as of June 30, 2025	$574	$6,140	$53,504	$60,218

FOOTNOTE:

(1)	Represents portion of distributions received which were accounted for as a return of capital. See Note 2. “Significant Accounting Policies” for information on the accounting treatment of distributions from portfolio companies.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

5. Related Party Transactions

The Manager and Sub-Manager, along with certain affiliates of the Manager or Sub-Manager, receive fees and compensation in connection with the Public Offerings, as well as the acquisition, management and sale of the assets of the Company, as follows:

Managing Dealer

Commissions — The Company pays CNL Securities Corp. (the “Managing Dealer”), an affiliate of the Manager, a selling commission up to 6.00% of the sale price for each Class A share and 3.00% of the sale price for each Class T share sold in the Public Offerings (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers.

Dealer Manager Fee — The Company pays the Managing Dealer a dealer manager fee of up to 2.50% of the price of each Class A share and 1.75% of the price of each Class T share sold in the Public Offerings (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of such dealer manager fees to participating broker-dealers.

Distribution and Shareholder Servicing Fee — The Company pays the Managing Dealer a distribution and shareholder servicing fee, subject to certain limits, with respect to its Class T and Class D shares sold in the Public Offerings (excluding Class T shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of its current net asset value per share, as disclosed in its periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fee accrues daily and is paid monthly in arrears. The Managing Dealer may reallow all or a portion of the distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The distribution and shareholder servicing fee is an ongoing fee, subject to certain limits, that is allocated among all Class T and Class D shares, respectively, and is not paid at the time of purchase.

Manager and/or Sub-Manager

Offering Costs — The Company reimburses the Manager and the Sub-Manager, along with their respective affiliates, for the offering costs (other than selling commissions and dealer manager fees) they have incurred on the Company’s behalf only to the extent that such expenses do not exceed 1.5% of the cumulative gross proceeds from the Public Offerings. The Company incurred an obligation to reimburse the Manager and Sub-Manager for offering costs based on actual amounts raised through the Public Offerings of approximately $0.2 million and $0.6 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $0.4 million and $1.2 million during the six months ended June 30, 2026 and 2025, respectively.

Base Management Fee to Manager and Sub-Manager — The Company pays each of the Manager and the Sub-Manager 50% of the total base management fee for their services under the Management Agreement and the Sub-Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement described below. The Company incurred base management fees of approximately $6.9 million and $5.8 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $13.4 million and $11.1 million during the six months ended June 30, 2026 and 2025, respectively.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

The base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares of a particular class, 2% of the product of (x) the Company’s average gross assets and (y) the ratio of Non-founder shares Average Adjusted Capital (as defined below), for a particular class to total Average Adjusted Capital and (ii) for the Class FA shares and Class S shares (collectively, the “Founder shares”), 1% of the product of (x) the Company’s average gross assets and (y) the ratio of outstanding founder shares Average Adjusted Capital for a particular class to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears. The management fee for a certain month is calculated based on the average value of the Company’s gross assets at the end of that month and the immediately preceding calendar month. The determination of gross assets reflects changes in the fair market value of the Company’s assets, which does not necessarily equal their notional value, reflecting both realized and unrealized capital appreciation or depreciation. The base management fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable month. “Adjusted Capital” is defined as cumulative proceeds generated from sales of the Company’s shares of a particular share class (including proceeds from the sale of shares pursuant to the distribution reinvestment plan, if any), net of upfront selling commissions and dealer manager fees (“sales load”), if any, reduced for the full amounts paid for share repurchases pursuant to any share repurchase program, if any, and adjusted for share conversions, if any, for such class.

Total Return Incentive Fee on Income to the Manager and Sub-Manager — The Company also pays each of the Manager and the Sub-Manager 50% of the total return incentive fee for their services under the Management Agreement and the Sub-Management Agreement. The Company recorded total return incentive fees of approximately $7.1 million and $13.1 million for the quarters ended June 30, 2026 and 2025, respectively, and approximately $13.0 million and $13.5 million during the six months ended June 30, 2026 and 2025, respectively.

The total return incentive fee is based on the Total Return to Shareholders (as defined below) for each share class in any calendar year, payable annually in arrears. The Company will accrue (but not pay) the total return incentive fee on a monthly basis, to the extent that it is earned on an annualized basis. The Company will perform a final reconciliation of the total return incentive fee calculation at the completion of each calendar year and the total return incentive fee shall be due and payable to the Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below.

For purposes of this calculation, “Total Return to Shareholders” for each annualized period is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class as of each calendar month end. The terms “Total Return to Non-founder Shareholders” and “Total Return to Founder Shareholders” mean the Total Return to Shareholders specifically attributable to each particular share class of Non-founder shares or Founder shares, as applicable.

The total return incentive fee for each share class is calculated as follows:

•	No total return incentive fee will be payable in any calendar year in which the annualized Total Return to Shareholders of a particular share class does not exceed 7% (the “Annual Preferred Return”).

•	As it relates to the Non-founder shares, all of the Total Return to Shareholders with respect to each particular share class of Non-founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 8.75%, or the “Non-founder breakpoint,” in any calendar year, will be payable to the Manager (“Non-founder Catch Up”). The Non-founder Catch Up is intended to provide an incentive fee of 20% of the Total Return to Non-founder Shareholders of a particular share class once the Total Return to Non-founder Shareholders of a particular class exceeds 8.75% in any calendar year.

•	As it relates to Founder shares, all of the Total Return to Founder Shareholders with respect to each particular share class of Founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 7.777%, or the “Founder breakpoint,” in any calendar year, will be payable to the Manager (“Founder Catch Up”). The Founder Catch Up is intended to provide an incentive fee of 10% of the Total Return to Founder Shareholders of a particular share class once the Total Return to Founder Shareholders of a particular class exceeds 7.777% in any calendar year.

•	For any annualized period in which the Total Return to Shareholders of a particular share class exceeds the relevant breakpoint, the total return incentive fee of a particular share class shall equal, for Non-founder shares, 20% of the Total Return to Non-founder Shareholders of a particular class, and for Founder shares, 10% of the Total Return to Founder Shareholders of a particular class, in each case because the annual preferred and relevant catch ups will have been achieved.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

(1)	For purposes of calculating the Total Return to Shareholders, the change in the Company’s net asset value is subject to a High Water Mark. The “High Water Mark” is equal to the highest year-end net asset value, for each share class of the Company since inception, adjusted for any special distributions resulting from the sale of the Company’s assets, provided such adjustment is approved by the Company’s board of directors. If, as of each calendar year end, the Company’s net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in the Company’s net asset value for such share class in excess of the High Water Mark, and (B) if the Company’s net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in the Company’s per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in the Company’s per share net asset value will be included in the calculation of Total Return to Shareholders for such share class. With respect to the calculation of Total Return to Shareholders, the following tables provides the applicable High Water Marks for the years ended December 31, 2026 and 2025:

For the year ended:	Class FA	Class A	Class T	Class D	Class I	Class S
December 31, 2026	$42.98	$38.21	$38.15	$37.94	$38.64	$43.48
December 31, 2025	39.55	35.68	35.72	35.42	36.12	40.09

For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable period. The annual preferred return of 7% and the relevant breakpoints of 8.75% and 7.777%, respectively, are also adjusted for the actual number of days in each calendar year, measured as of each calendar month end.

Reimbursement to Manager and Sub-Manager for Operating Expenses and Pursuit Costs — The Company reimburses the Manager and the Sub-Manager and their respective affiliates for certain third party operating expenses and pursuit costs incurred in connection with their provision of services to the Company, including fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business, subject to the terms of the Company’s limited liability company agreement, the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement (as defined below). The Company does not reimburse the Manager and Sub-Manager for administrative services performed by the Manager or Sub-Manager for the benefit of the Company.

Expense Support and Conditional Reimbursement Agreement — The Company entered into an expense support and conditional reimbursement agreement with the Manager and the Sub-Manager, as amended, (the “Expense Support and Conditional Reimbursement Agreement”), which became effective on February 7, 2018, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that the Company’s annual regular cash distributions exceed its annual net income (with certain adjustments). The amount of such expense support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of the Company’s distribution reinvestment plan) to shareholders minus (b) the available operating funds, as defined in the Expense Support and Conditional Reimbursement Agreement (the “Expense Support”).

The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. Until the Expense Support and Conditional Reimbursement Agreement is terminated, the Manager and Sub-Manager shall equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable, to the Manager or the Sub-Manager. Expense support is paid by the Manager and Sub-Manager annually in arrears.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), the Company uses such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to certain conditions (the “Conditional Reimbursements”) as described further in the Expense Support and Conditional Reimbursement Agreement. The Company’s obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Since inception, the Company has received cumulative Expense Support of approximately $6.0 million. Of the Expense Support received through June 30, 2026, approximately $4.9 million had been reimbursed and approximately $0.2 million was no longer eligible for reimbursement. As of June 30, 2026, approximately $1.0 million of Expense Support collected from the Manager and Sub-Manager is subject to reimbursement.

Distributions

Individuals and entities affiliated with the Manager and Sub-Manager owned approximately 0.4 million shares as of June 30, 2026 and 2025. These individuals and entities received distributions from the Company of approximately $0.1 million for the quarters ended June 30, 2026 and 2025, and $0.2 million for each of the six months ended June 30, 2026 and 2025.

Summary of Related Party Fees and Expenses

Related party fees and expenses incurred for the quarter and six months ended June 30, 2026 and 2025 are summarized below (in thousands):

		Quarter Ended June 30,		Six Months Ended June 30,
Related Party	Source Agreement & Description	2026	2025	2026	2025
Managing Dealer	Managing Dealer Agreement: Commissions(1)	$119	$155	$244	$285
	Dealer manager fees(1)	65	90	137	162
	Distribution and shareholder servicing fees(2)	308	334	624	671
Manager and Sub-Manager	Management Agreement and Sub-Management Agreement: Offering expense reimbursement(3)(4)	201	610	383	1,150
	Base management fees(3)	6,860	5,765	13,434	11,070
	Total return incentive fees(3)	7,050	13,079	13,029	13,467
Manager and Sub-Manager	Expense Support and Condition Reimbursement Agreement: Expense Support	—	(3,883)	—	(3,892)
	Reimbursement of Expense Support	970	—	970	—
Manager	Administrative Services Agreement: Reimbursement of third-party operating expenses(3)(5)	36	48	83	89
	Shareholder servicing fees(2)	185	163	374	317
Sub-Manager	Sub-Management Agreement: Reimbursement of third-party pursuit costs(3)(6)	106	274	244	691

FOOTNOTES:

(1)	Included in “Issuance of common shares through the Public Offerings” in the Company’s condensed consolidated statements of changes in net assets.
(2)	Included in “Distribution and shareholder servicing fees” in the Company’s condensed consolidated statements of operations.
(3)	Expenses subject to Expense Support, if applicable.
(4)	Offering expense reimbursements are capitalized on the Company’s condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to the Company’s condensed consolidated statements of operations over the lesser of the offering period or 12 months.
(5)	Included in “Professional services” in the Company’s condensed consolidated statements of operations.
(6)	Includes reimbursement of third-party fees incurred for investments that did not close, including fees and expenses associated with performing due diligence reviews.

The following table presents amounts due to related parties net as of June 30, 2026 and December 31, 2025 (in thousands):

	June 30, 2026	December 31, 2025
Due from related parties:
Expense Support	$—	$950
Total due from related parties	—	950
Due to related parties:
Total return incentive fees	$(13,029)	$(30,321)
Reimbursement of Expense Support	(970)	—
Base management fees	(2,296)	(2,222)
Offering expenses	(50)	(65)
Distribution and shareholder servicing fees	(101)	(115)
Reimbursement of third-party operating expenses and pursuit costs	(591)	(17)
Total due to related parties	$(17,037)	$(32,740)
Due to related parties, net	$(17,037)	$(31,790)

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

6. Distributions

The Company’s board of directors declared distributions on a monthly basis in each of the six months ended June 30, 2026 and 2025 (six record dates). The following table reflects the total distributions declared during the six months ended June 30, 2026 and 2025 (in thousands except per share data):

	Six Months Ended June 30,
	2026			2025
Distribution Period	Distributions Declared(1)	Distributions Reinvested(2)	Cash Distributions Net of Distributions Reinvested(2)	Distributions Declared(1)(2)	Distributions Reinvested(2)	Cash Distributions Net of Distributions Reinvested(2)
First Quarter	$11,206	$5,859	$5,347	$10,372	$5,175	$5,197
Second Quarter	11,378	5,975	5,403	10,547	5,335	5,212
	$22,584	$11,834	$10,750	$20,919	$10,510	$10,409

FOOTNOTES:

(1)	The Company’s board of directors declared distributions per share on a monthly basis. See Note 12. “Financial Highlights” for distributions declared by share class. Monthly distributions declared per share for each share class were as follows:

Record Date Period	Class FA	Class A	Class T	Class D	Class I	Class S
January 1, 2026 - June 30, 2026	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
January 1, 2025 - June 30, 2025	0.104167	0.104167	0.083333	0.093750	0.104167	0.104167

(2)	Amounts based on distribution record date.

The sources of declared distributions on a GAAP basis were as follows (in thousands):

	Six Months Ended June 30,
	2026		2025
	Amount	% of Distributions Declared	Amount	% of Distributions Declared
Net investment income(1)	$12,468	55.2%	$9,266	44.3%
Distributions in excess of net investment income(2)	10,116	44.8	11,653	55.7
Total distributions declared	$22,584	100.0%	$20,919	100.0%

FOOTNOTES:

(1)	Net investment income includes Expense Reimbursement (Support) of $970 and $(3,892) for the six months ended June 30, 2026 and 2025, respectively. See Note 5. “Related Party Transactions” for additional information.
(2)	Consists of distributions made from offering proceeds for the periods presented.

In July 2026, the Company’s board of directors declared a monthly cash distribution on the outstanding shares of all classes of common shares of record on August 26, 2026 of $0.104167 per share for Class FA shares, $0.104167 per share for Class A shares, $0.083333 per share for Class T shares, $0.093750 per share for Class D shares, $0.104167 per share for Class I shares and $0.104167 per share for Class S shares.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

7. Capital Transactions

Public Offerings

Under the Second Follow-On Public Offering, the Company has offered and continues to offer up to $1.0 billion of shares, on a best efforts basis, which means that CNL Securities Corp., as the Managing Dealer of the Second Follow-On Public Offering, uses its best effort but is not required to sell any specific amount of shares. The Company is offering, in any combination, four classes of shares in the Second Follow-On Public Offering: Class A shares, Class T shares, Class D shares and Class I shares. The initial minimum permitted purchase amount is $5,000 in shares. There are differing selling fees and commissions for each share class. The Company also pays distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offerings (excluding sales pursuant to the Company’s distribution reinvestment plan). The public offering price, selling commissions and dealer manager fees per share class are determined monthly as approved by the Company’s board of directors. As of June 30, 2026, the public offering price was $42.64 per Class A share, $40.84 per Class T share, $38.71 per Class D share and $39.46 per Class I share.

The Company is also offering, in any combination, up to $100.0 million of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to its distribution reinvestment plan.

See Note 13. “Subsequent Events” for additional information related to the Public Offerings.

The following tables summarize the total shares issued and proceeds received by share class in connection with the Public Offerings, excluding shares repurchased through the Share Repurchase Program described further below, for the six months ended June 30, 2026 and 2025 (in thousands except per share data):

	Six Months Ended June 30, 2026
	Proceeds from Public Offerings				Distributions Reinvested		Total
Share Class	Shares Issued	Gross Proceeds	Sales Load(1)	Net Proceeds to Company	Shares Issued	Proceeds to Company	Shares Issued	Net Proceeds to Company	Average Net Proceeds per Share
Class A	13	$544	$(45)	$499	100	$3,861	113	$4,360	$38.53
Class T	178	7,224	(336)	6,888	19	732	197	7,620	38.42
Class D	10	379	—	379	28	1,041	38	1,420	38.17
Class I	1,748	68,045	—	68,045	159	6,200	1,907	74,245	38.94
	1,949	$76,192	$(381)	$75,811	306	$11,834	2,255	$87,645	$38.86

	Six Months Ended June 30, 2025
	Proceeds from Public Offerings				Distributions Reinvested		Total
Share Class	Shares Issued	Gross Proceeds	Sales Load(1)	Net Proceeds to Company	Shares Issued	Proceeds to Company	Shares Issued	Net Proceeds to Company	Average Net Proceeds per Share
Class A	14	$538	$(42)	$496	101	$3,647	115	$4,143	$35.96
Class T	242	9,139	(405)	8,734	23	817	265	9,551	36.10
Class D	40	1,415	—	1,415	29	1,027	69	2,442	35.67
Class I	1,475	53,734	—	53,734	138	5,019	1,613	58,753	36.42
	1,771	$64,826	$(447)	$64,379	291	$10,510	2,062	$74,889	$36.33

FOOTNOTE:

(1)	The Company incurs selling commissions and dealer manager fees on the sale of Class A and Class T shares sold through the Public Offerings. See Note 5. “Related Party Transactions” for additional information regarding up-front selling commissions and dealer manager fees.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

Share Repurchase Program

In accordance with the Share Repurchase Program, the total amount of aggregate repurchases of Class FA, Class A, Class T, Class D, Class I and Class S shares is limited to up to 2.5% of the aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of the aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of the Company’s trailing four quarters). At the sole discretion of the Company’s board of directors, the Company may use sources, including, but not limited to, offering proceeds and borrowings to repurchase shares.

During the six months ended June 30, 2026 and 2025, the Company received requests for the repurchase of approximately $61.5 million and $29.8 million, respectively, of the Company’s common shares. The Company’s board of directors approved the repurchase requests.

The following table summarizes the shares repurchased during the six months ended June 30, 2026 and 2025 (in thousands except per share data):

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA	108	$4,714	$43.57
Class A	442	17,183	38.86
Class T	47	1,837	38.70
Class D	128	4,884	38.28
Class I	800	31,285	39.12
Class S	36	1,591	44.18
Six Months Ended June 30, 2026	1,561	$61,494	$39.39

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA	115	$4,610	$39.92
Class A	94	3,430	36.21
Class T	33	1,185	36.29
Class D	108	3,817	35.68
Class I	446	16,293	36.54
Class S	10	422	40.80
Six Months Ended June 30, 2025	806	$29,757	$36.92

As of June 30, 2026 and December 31, 2025, the Company had a payable for shares repurchased of approximately $34.3 million and $28.1 million, respectively, which were paid in July and January 2026, respectively.

Share Conversions

Class T and Class D shares are converted into Class A shares once the maximum amount of distribution and shareholder servicing fees for those particular shares has been met. The shares to be converted are multiplied by the applicable conversion rate, the numerator of which is the net asset value per share of the share class being converted and the denominator of which is the net asset value per Class A share.

During the six months ended June 30, 2026, approximately 480,000 Class T shares were converted to approximately 479,000 Class A shares at an average conversion rate of 1.00. During the six months ended June 30, 2025, approximately 583,000 Class T shares were converted to approximately 582,000 Class A shares at an average conversion rate of 1.00.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

8. Borrowings

In February 2024, CNL Strategic Capital B, Inc. (“Borrower”), a wholly-owned subsidiary of the Company, and Valley National Bank, entered into a Revolving Loan Agreement (the “2024 Loan Agreement”) for a $50.0 million revolving line of credit (the “2024 Line of Credit”). In connection with the 2024 Line of Credit, the Borrower paid a total commitment fee and Valley National Bank expenses of $0.2 million. The Borrower is required to pay interest on any borrowed amounts under the 2024 Line of Credit at a rate per year equal to the 1-Month Term SOFR plus 2.75%. Interest payments are due on the first calendar day of the month in arrears. Furthermore, the Borrower is required to pay a quarterly unused borrowing fee at an annual rate of 0.15% on the difference between (i) total 2024 Line of Credit amount and (ii) the aggregate average daily balance of outstanding borrowings under the 2024 Line of Credit during such quarter. The Borrower may prepay, without penalty, all or any part of the borrowings under the 2024 Loan Agreement at any time and such borrowings are required to be repaid within 180 days of the borrowing date. Under the 2024 Loan Agreement, the Company is required to comply with certain covenants including the requirement to provide certain financial and compliance reports to Valley National Bank and restrictions on incurring certain levels of additional debt by the Company.

In February 2024, the Company entered into a Guaranty agreement to act as a guarantor of the Borrower’s outstanding borrowings under the 2024 Loan Agreement (the “Guaranty Agreement”). On February 15, 2024, the Borrower and the Company also entered into a pledge and assignment of bank and deposit accounts (“2024 Pledge Agreement”) in favor of Valley National Bank. Under the 2024 Pledge Agreement, the Company is required to maintain accounts with Valley National Bank, including to contribute proceeds from the Company’s offering, as a pledge of collateral to pay down the outstanding debt to the extent there are any borrowings outstanding under the 2024 Loan Agreement.

In February 2025, the Company amended the 2024 Loan Agreement and related promissory note with Valley National Bank for the 2024 Line of Credit to extend the revolving maturity date to February 15, 2026. The amendment additionally grants Valley National Bank the ability to increase the maximum commitment an additional $50.0 million at their discretion. In connection with the extension of the 2024 Line of Credit, the Borrower paid a total commitment fee and Valley National Bank expenses of $0.1 million.

In February 2026, the Company amended the 2024 Loan Agreement and related promissory note with Valley National Bank for the 2024 Line of Credit to extend the revolving maturity date to May 15, 2026. In May 2026, the Company amended the 2024 Loan Agreement and related promissory note with Valley National Bank for the 2024 Line of Credit to extend the revolving maturity date to August 15, 2026. Under this amendment, the 2024 Line of Credit may now be used to finance the repurchase of the Company’s equity securities from its equity holders in an amount not to exceed 90% of the Company’s trailing six months new net investment proceeds excluding reinvested distributions. In connection with the extension of the 2024 Line of Credit, the Borrower paid a total commitment fee and Valley National Bank expenses of $0.1 million. In August 2026, the Company amended the 2024 Loan Agreement and related promissory note with Valley National Bank for the 2024 Line of Credit to extend the revolving maturity date to November 15, 2026.

The Company had not borrowed any amounts under the 2024 Line of Credit and no amounts under the 2024 Line of Credit were outstanding as of June 30, 2026.

9. Income Taxes

The Company incurs income tax expense related to its Taxable Subsidiaries. The components of income tax expense were as follows during the quarter and six months ended June 30, 2026 and 2025 (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Current:
Federal	$51	$27	$84	$42
State	17	3	16	5
Total current tax expense	68	30	100	47
Deferred:
Federal	2,507	3,489	4,924	4,803
State	140	151	228	210
Total deferred tax expense	2,647	3,640	5,152	5,013
Total income tax expense	$2,715	$3,670	$5,252	$5,060

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

The effective tax rate for the six months ended June 30, 2026 and 2025 was 8.3% and 7.3%, respectively. The primary items giving rise to the difference between the 21.0% federal statutory rate applicable to corporations and the effective tax rates are state taxes and the benefits of the partnership structure.

Significant components of the Company’s deferred tax assets and liabilities as of June 30, 2026 and December 31, 2025 were as follows (in thousands):

	June 30, 2026	December 31, 2025
Deferred tax assets:
Carryforwards of net operating loss	$5,162	$4,754
Other	6	12
Valuation allowance	(257)	(234)
Total deferred tax assets	4,911	4,532
Deferred tax liabilities:
Unrealized appreciation on investments	(32,972)	(27,441)
Total deferred tax liabilities	(32,972)	(27,441)
Deferred tax liabilities, net	$(28,061)	$(22,909)

10. Concentrations of Risk

The Company had two portfolio companies which met at least one of the significance tests under Rule 10-01(b) of Regulation S-X for at least one of the periods presented in the condensed consolidated financial statements.

The portfolio companies are required to make monthly interest payments on their debt, with the debt principal due upon maturity. Failure of any of these portfolio companies to pay contractual interest payments could have a material adverse effect on the Company’s results of operations and cash flows from operations, which would impact its ability to make distributions to shareholders.

11. Commitments & Contingencies

See Note 5. “Related Party Transactions” for information on contingent amounts due to the Manager and Sub-Manager for the reimbursement of offering costs under the Public Offerings and for the reimbursement of Expense Support.

From time to time, the Company and officers or directors of the Company may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its businesses. As of June 30, 2026, the Company was not involved in any legal proceedings.

In addition, in the normal course of business, the Company enters into contracts with its vendors and others that provide for general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company. However, based on experience, the Company expects that risk of loss to be remote.

12. Financial Highlights

The following are schedules of financial highlights of the Company attributed to each class of shares for the six months ended June 30, 2026 and 2025 (in thousands except per share data):

	Six Months Ended June 30, 2026
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period	$42.98	$38.21	$38.15	$37.94	$38.64	$43.48
Net investment income, before Expense Support (reimbursement)(1)	0.75	0.32	0.18	0.26	0.31	0.72
Expense Support (reimbursement)(1)(2)	—	—	—	—	(0.06)	—
Net investment income(1)	0.75	0.32	0.18	0.26	0.25	0.72
Net realized and unrealized gains, net of taxes(1)(3)	1.24	1.24	1.23	1.23	1.24	1.24
Net increase resulting from investment operations	1.99	1.56	1.41	1.49	1.49	1.96
Distributions to shareholders(4)	(0.63)	(0.63)	(0.50)	(0.56)	(0.63)	(0.63)
Net decrease resulting from distributions to shareholders	(0.63)	(0.63)	(0.50)	(0.56)	(0.63)	(0.63)
Net Asset Value, End of Period	$44.34	$39.14	$39.06	$38.87	$39.50	$44.81

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

	Six Months Ended June 30, 2026
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
Net assets, end of period	$160,337	$359,139	$71,923	$115,084	$699,400	$74,019
Average net assets(5)	$160,337	$355,638	$78,193	$115,672	$669,945	$73,768
Shares outstanding, end of period	3,616	9,176	1,841	2,961	17,706	1,652
Distributions declared	$2,308	$5,767	$1,019	$1,701	$10,739	$1,050
Total investment return based on net asset value before total return incentive fee(6)	5.17%	5.15%	4.73%	4.98%	4.83%	5.05%
Total investment return based on net asset value after total return incentive fee(6)	4.51%	4.11%	3.73%	3.97%	3.88%	4.54%
RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before total return incentive fee	0.50%	1.28%	1.64%	1.46%	1.36%	0.58%
Total operating expenses before Expense Support (reimbursement)	1.01%	2.29%	2.54%	2.43%	2.33%	1.07%
Total operating expenses after Expense Support (reimbursement)	1.01%	2.29%	2.54%	2.43%	2.47%	1.07%
Net investment income before total return incentive fee(8)	2.24%	1.84%	1.38%	1.66%	1.61%	2.14%
Net investment income	1.74%	0.83%	0.48%	0.69%	0.65%	1.65%

	Six Months Ended June 30, 2025
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period	$39.55	$35.68	$35.72	$35.42	$36.12	$40.09
Net investment income before Expense Support (reimbursement)(1)	0.55	0.13	(0.04)	0.07	0.08	0.53
Expense Support (reimbursement)(1)(2)	0.02	0.08	0.04	0.07	0.18	0.09
Net investment income(1)	0.57	0.21	—	0.14	0.26	0.62
Net realized and unrealized gains, net of taxes(1)(3)	1.60	1.60	1.57	1.58	1.60	1.60
Net increase resulting from investment operations	2.17	1.81	1.57	1.72	1.86	2.22
Distributions to shareholders(4)	(0.63)	(0.63)	(0.50)	(0.56)	(0.63)	(0.63)
Net decrease resulting from distributions to shareholders	(0.63)	(0.63)	(0.50)	(0.56)	(0.63)	(0.63)
Net Asset Value, End of Period	$41.09	$36.86	$36.79	$36.58	$37.35	$41.68

Net assets, end of period	$160,316	$325,894	$79,470	$110,965	$572,321	$70,926
Average net assets(5)	$158,089	$285,338	$88,628	$106,764	$520,384	$68,824
Shares outstanding, end of period	3,902	8,841	2,160	3,033	15,321	1,702
Distributions declared	$2,481	$5,234	$1,240	$1,720	$9,175	$1,069
Total investment return based on net asset value before total return incentive fee(6)	6.18%	6.30%	5.65%	6.10%	6.34%	6.18%
Total investment return based on net asset value after total return incentive fee(6)	5.43%	5.12%	4.44%	4.91%	5.19%	5.58%
RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before total return incentive fee	0.55%	1.37%	1.82%	1.53%	1.49%	0.61%
Total operating expenses	1.10%	2.42%	2.74%	2.51%	2.19%	0.98%
Net investment income before total return incentive fee(8)	2.03%	1.90%	1.04%	1.57%	1.93%	2.13%
Net investment income	1.43%	0.61%	—%	0.39%	0.73%	1.54%

FOOTNOTES:

(1)	The per share amounts presented are based on weighted average shares outstanding.

(2)	Expense Support (reimbursement) is accrued throughout the year and is subject to a final calculation as of the last business day of the calendar year.

(3)	The amount shown at this caption is the balancing figure derived from the other figures in the schedule. The amount shown at this caption for a share outstanding throughout the period may not agree with the change in the aggregate gains and losses in portfolio investments for the period because of the timing of sales and repurchases of the Company’s shares in relation to fluctuating fair values for the portfolio investments.

(4)	The per share data for distributions is the actual amount of distributions paid or payable per common share outstanding during the entire period; distributions per share are rounded to the nearest $0.01.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

QUARTER AND SIX MONTHS ENDED JUNE 30, 2026

(5)	The computation of average net assets during the period is based on net assets measured at each month end, adjusted for capital contributions or withdrawals during the month.

(6)	Total investment return is calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. Class FA shares assume distributions are reinvested in Class A shares and all other share classes assume distributions are reinvested in the same share class, including Class S shares which do not participate in the distribution reinvestment plan. Amounts are not annualized and are not representative of total return as calculated for purposes of the total return incentive fee described in Note 5. “Related Party Transactions.” See footnote (8) below for information regarding the percentage of total incentive fees covered by expense support by share class for all periods presented. Since there is no public market for the Company’s shares, terminal market value per share is assumed to be equal to net asset value per share on the last day of the period presented. The Company’s performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results. Investment performance is presented without regard to sales load that may be incurred by shareholders in the purchase of the Company’s shares.

(7)	Actual results may not be indicative of future results. Additionally, an individual investor’s ratios may vary from the ratios presented for a share class as a whole.

(8)	Amounts represent net investment income before total return incentive fee and related expense support as a percentage of average net assets. For the six months ended June 30, 2026, none of the total return incentive fees for any share class were covered by Expense Support. For the six months ended June 30, 2025, approximately 8% of total return incentive fees for Class FA, 18% of total return incentive fees for Class A, 11% of total return incentive fees for Class T, 17% of total return incentive fees for Class D, 43% of total return incentive fees for Class I and 37% of total return incentive fees for Class S, respectively, were covered by Expense Support.

13. Subsequent Events

Distributions

In July 2026, the Company’s board of directors declared a monthly cash distribution on the outstanding shares of all classes of common shares of record on August 26, 2026 of $0.104167 per share for Class FA shares, $0.104167 per share for Class A shares, $0.083333 per share for Class T shares, $0.093750 per share for Class D shares, $0.104167 per share for Class I shares and $0.104167 per share for Class S shares.

Offerings

In July 2026, the Company’s board of directors approved new per share offering prices for each share class in the Second Follow-On Public Offering. The new offering prices are effective as of July 31, 2026. The following table provides the new offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Second Follow-On Public Offering:

	Class A	Class T	Class D	Class I
Effective July 31, 2026:
Offering Price, Per Share	$42.78	$41.01	$38.87	$39.50
Selling Commissions, Per Share	2.57	1.23	—	—
Dealer Manager Fees, Per Share	1.07	0.72	—	—

Capital Transactions

During the period July 1, 2026 through August 5, 2026, the Company received additional net proceeds from the Second Follow-On Public Offering and distribution reinvestment plan of the following (in thousands except per share data):

	Proceeds from Second Follow-On Public Offering				Distribution Reinvestment Plan		Total
Share Class	Shares	Gross Proceeds	Sales Load	Net Proceeds to Company	Shares	Gross Proceeds	Shares	Net Proceeds to Company	Average Net Proceeds per Share
Class A	—	$—		$—	17	$650	17	$650	$39.14
Class T	18	762	(36)	726	4	112	22	838	39.06
Class D	—	—	—	—	4	171	4	171	38.87
Class I	239	9,429	—	9,429	27	1,081	266	10,510	39.50
	257	$10,191	$(36)	$10,155	52	$2,014	309	$12,169	$39.44